Exhibit 2.1

STOCK PURCHASE AGREEMENT

BETWEEN

FISERV, INC.

AND

TD AMERITRADE ONLINE HOLDINGS CORP.

DATED AS OF MAY 24, 2007

ARTICLE II.	REPRESENTATIONS AND WARRANTIES		12

2.1.	Disclosure Schedules		12

2.2.	Representations and Warranties of Seller		12

	2.2.1.	Organization, Authorization; No Conflicts; Status of Target Group, etc.	12

	2.2.2.	Capitalization	13

	2.2.3.	Financial Information; Controls	14

	2.2.4.	Undisclosed Liabilities	15

	2.2.5.	Absence of Changes	15

	2.2.6.	Taxes	15

	2.2.7.	Properties and Assets	17

	2.2.8.	Contracts	17

	2.2.9.	Intellectual Property	19

	2.2.10.	Insurance	19

	2.2.11.	Compliance with Laws and Other Instruments; Governmental Approvals	20

	2.2.12.	Affiliate Transactions	24

	2.2.13.	Labor Matters, etc.	24

	2.2.14.	ERISA	24

	2.2.15.	Environmental Matters	27

	2.2.16.	Litigation	28

	2.2.17.	Brokers, Finders, etc.	28

	2.2.18.	Risk Management Instruments	29

	2.2.19.	Investment Securities and Commodities	29

	2.2.20.	Customers	29

2.3.	Representations and Warranties of Buyer		29

	2.3.1.	Authorization; No Conflicts; Status of Buyer, etc.	29

	2.3.2.	Litigation	30

	2.3.3.	Compliance with Laws, etc.	31

	2.3.4.	Financing	31

	2.3.5.	Brokers, Finders, etc.	31

	2.3.6.	Investment	32

	2.3.7.	Absence of Certain Facts and Circumstances	32

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	2.3.8.	Portfolio Yield	32

2.4.	No Other Representations or Warranties		32

ARTICLE III.	COVENANTS		32

3.1.	Covenants of Seller		32

	3.1.1.	Conduct of Business	32

	3.1.2.	Access and Information	34

	3.1.3.	Subsequent Financial Statements and Filings	35

	3.1.4.	Public Announcements	36

	3.1.5.	Reorganization	36

	3.1.6.	Acquisition Proposals	37

	3.1.7.	Books and Records	37

	3.1.8.	Further Actions	38

	3.1.9.	Restrictive Covenants	40

3.2.	Covenants of Buyer		43

	3.2.1.	Public Announcements	43

	3.2.2.	Further Actions	43

	3.2.3.	Employee Benefit Matters	44

	3.2.4.	Target Company Software	45

	3.2.5.	Change of Name	45

3.3.	Section 338(h)(10) Election		46

	3.3.1.	The Election	46

	3.3.2.	Filing Procedures	46

	3.3.3.	Allocation of Purchase Price	47

3.4.	Cooperation		47

3.5.	Buyer Assignee		48

3.6.	Customer Communications		49

3.7.	Transition Services Agreement		49

ARTICLE IV.	CONDITIONS PRECEDENT		49

4.1.	Conditions to Obligations of Each Party		49

	4.1.1.	Required Approvals	49

	4.1.2.	No Injunction, etc.	49

	4.1.3.	Reorganization	49

4.2.	Conditions to Obligations of Buyer		50

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	4.2.1.	Representations and Warranties	50

	4.2.2.	Covenants	50

	4.2.3.	Resignations	50

	4.2.4.	Proceedings	50

	4.2.5.	No Material Adverse Effect	51

	4.2.6.	Transition Services Agreement	51

	4.2.7.	FIRPTA Compliance	51

	4.2.8.	Minimum Regulatory Capital	51

4.3.	Conditions to Obligations of Seller		51

	4.3.1.	Representations and Warranties	51

	4.3.2.	Covenants	52

	4.3.3.	Proceedings	52

	4.3.4.	Transition Services Agreement	52

ARTICLE V.	TERMINATION		52

5.1.	Termination		52

5.2.	Effect of Termination		52

ARTICLE VI.	SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS; INDEMNIFICATION		53

6.1.	Survival of Representations, Warranties, Covenants and Agreements		53

6.2.	General Indemnity		53

	6.2.1.	Seller Indemnity	53

	6.2.2.	Buyer Indemnity	55

	6.2.3.	Exclusive Remedy	56

	6.2.4.	Further Limitations	56

6.3.	Third Party Claims		57

	6.3.1.	General	57

	6.3.2.	Retained Litigation	58

6.4.	Consequential Damages		59

6.5.	Payments		60

6.6.	Adjustments to Losses		60

	6.6.1.	Insurance	60

	6.6.2.	Reimbursement	60

6.7.	Mitigation		61

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6.8.	Knowledge		61

6.9.	Effect on the Preliminary Purchase Price		61

	6.9.1.	Adjustment to Preliminary Purchase Price	61

	6.9.2.	Tax Adjustments	61

ARTICLE VII.	DEFINITIONS, MISCELLANEOUS		61

7.1.	Definition of Certain Terms		61

7.2.	Expenses; Transfer Taxes		75

7.3.	Severability		75

7.4.	Notices		75

7.5.	Miscellaneous		77

	7.5.1.	Headings, Interpretation	77

	7.5.2.	Counterparts	77

	7.5.3.	Jurisdictional Matters	77

	7.5.4.	Waiver of Jury Trial	78

	7.5.5.	Specific Performance	78

	7.5.6.	Litigation Expenses	78

	7.5.7.	Binding Effect	78

	7.5.8.	Assignment	78

	7.5.9.	Third Party Beneficiaries	79

	7.5.10.	Confidentiality	79

	7.5.11.	Amendment; Waivers	80

	7.5.12.	Entire Agreement	80

	7.5.13.	Right to Offset	80

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STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of May 24, 2007 (the “Agreement”), between FISERV, INC., a Wisconsin corporation (“Seller”), and TD AMERITRADE ONLINE HOLDINGS CORP., a Delaware corporation (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller owns all of the outstanding capital stock of Fiserv Trust Company, a Colorado corporation (“Target Company”);

WHEREAS, Buyer desires to purchase and Seller desires to sell all of the outstanding capital stock of the Target Company (the “Target Shares”) on the terms and conditions described in this Agreement;

WHEREAS, Buyer and Seller desire to make certain representations, warranties, covenants and agreements in connection with the purchase and sale of the Target Shares and also to prescribe various conditions to the transaction;

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations, and warranties made herein and intending to be bound hereby, the parties hereto agree as follows:

ARTICLE I.

SALE AND PURCHASE OF TARGET SHARES

1.1. Basic Transaction. On and subject to the terms and conditions of this Agreement, at the Closing, Buyer shall purchase from Seller, and Seller shall sell to Buyer, the Target Shares free and clear of all Liens, for the consideration specified below in Section 1.2 (the “Stock Sale”).

1.2. Preliminary Purchase Price. Buyer agrees to pay to Seller at the Closing for the Target Shares an amount (the “Preliminary Purchase Price”) equal to (i) US $225,000,000 (the “Baseline Price”), plus (ii) the amount of Estimated Net Book Value of the Target Company at the Closing minus (iii) the Estimated Adjustment Amount. The Preliminary Purchase Price shall be paid in cash by wire transfer of immediately available funds on the Closing Date to an account specified by Seller. The Preliminary Purchase Price will be subject to post-Closing adjustment as set forth in Sections 1.7 and 1.8.

1.3. The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP in New York, New York, commencing at 9:00 a.m. local time on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (including, without limitation, the Stock Sale and the Reorganization) (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date as Buyer and Seller may mutually determine (the “Closing Date”), and shall be effective as of 11:59 p.m. on the Closing Date.

1.4. Deliveries at the Closing. At the Closing, (i) Seller will deliver to Buyer the certificates, consents, instruments and documents referred to in Section 4.2 below, (ii) Buyer will deliver to Seller the certificates, consents, instruments and documents referred to in Section 4.3 below, (iii) Seller will deliver to Buyer stock certificates representing the Target Shares, duly endorsed in blank or accompanied by duly executed assignment documents, in form and substance reasonably acceptable to Buyer, with any required transfer tax stamps affixed thereto, and (iv) Buyer will deliver to Seller the Preliminary Purchase Price.

1.5. Preparation of Balance Sheets and Closing Statements.

1.5.1. Closing Statements.

(a) Initial Closing Statement. Not later than ten Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement (the “Initial Closing Statement”) setting forth Seller’s estimate of the Pre-Closing Net Asset Outflow and Estimated Adjustment Amount, and Seller’s calculation of the Signing AUC. For illustrative purposes only, Seller has Disclosed on Section 1.5.1(a) of the Seller Disclosure Schedule a calculation of the fair market value of the Assets Under Custody with the Target Businesses as of May 22, 2007. During the ten Business Day period prior to the Closing Date, Buyer shall have the opportunity to review and comment in good faith upon the Initial Closing Statement prepared by Seller and Buyer and Seller shall work together in good faith to agree within such ten Business Day period to a final estimate of the Pre-Closing Net Asset Outflow (such agreed to amount or, if such amount is not agreed to within such ten Business Day period, the amount set forth on the Initial Closing Statement, the “Estimated Pre-Closing Net Asset Outflow”), Signing AUC (such agreed to amount or, if such amount is not agreed to within such ten Business Day period, the amount set forth on the Initial Closing Statement, the “Estimated Signing AUC”), and the Estimated Adjustment Amount (provided, that if Buyer and Seller do not agree upon the Estimated Adjustment Amount within such ten Business Day period, the Estimated Adjustment Amount shall be as set forth in the Initial Closing Statement).

(b) Final Closing Statement. As soon as reasonably practicable, but in no event later than ninety days following the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Final Closing Statement”) setting forth Buyer’s calculation of the actual Pre-Closing Net Asset Outflow, the actual Signing AUC and the Final Adjustment Amount.

1.5.2. Balance Sheets.

(a) Initial Balance Sheet. Not later than ten Business Days prior to the Closing Date, Seller shall deliver to Buyer an estimated unaudited balance sheet, as of immediately prior to the Closing, of the Target Businesses, from which the Estimated Net Book Value will be derived (the “Initial Balance Sheet”). The Initial Balance Sheet shall be prepared in accordance with GAAP with respect to the assets and liabilities set forth therein and in a manner and on a basis consistent in all respects with the February 28, 2007 unaudited balance sheet of the Target Businesses included in the Target Financial Statements, which balance sheet shall reflect the impact of the Reorganization and shall not include or reflect any liabilities or accruals in respect of the Retained Litigation, Income Taxes or any deferred Tax assets or liabilities. During the ten Business Day period prior to the Closing Date, Buyer shall have the opportunity to review and comment in good faith upon the Initial Balance Sheet prepared by Seller and Buyer and Seller shall work together in good faith to agree within such ten Business Day period to a final estimate of Estimated Net Book Value; provided, that if Buyer and Seller do not agree upon the Estimated Net Book Value within such ten Business Day period, the Estimated Net Book Value shall be as derived from the Initial Balance Sheet.

(b) Final Balance Sheet. As soon as reasonably practicable, but in no event later than ninety days following the Closing Date, Buyer shall prepare and deliver to Seller an unaudited balance sheet, as of immediately prior to the Closing, of the Target Businesses, from which the Final Net Book Value will be derived (the “Final Balance Sheet”). The Final Balance Sheet shall be prepared in accordance with GAAP with respect to the assets and liabilities set forth therein and in a manner and on a basis consistent in all respects with the Initial Balance Sheet and the February 28, 2007 unaudited balance sheet of the Target Businesses included in the Target Financial Statements, which balance sheet shall reflect the impact of the Reorganization and shall not include or reflect any liabilities or accruals in respect of the Retained Litigation, Income Taxes or any deferred Tax assets or liabilities.

1.5.3. Review of Final Closing Statement and Final Balance Sheet. Seller shall have thirty (30) days to review each of the Final Balance Sheet and the Final Closing Statement after receipt of each respective statement. If Seller disagrees with either the Final Balance Sheet or the Final Closing Statement, Seller shall follow the procedures set forth in Section 1.5.4 hereof to notify Buyer of, and resolve, such disagreement. Following resolution of any such disagreements in accordance with the provisions described herein, Buyer shall deliver to Seller and Seller shall deliver to Buyer any payments pursuant to Section 1.8.

1.5.4. Objections to Final Balance Sheet and Final Closing Statement. Within thirty days after receiving the Final Balance Sheet or the Final Closing Statement, as the case may be, from Buyer, Seller may object to the contents of either by delivering to Buyer a written statement describing its objections (in the case of the Final Balance Sheet, the “Statement of Balance Sheet Objections”, in the case of the Final Closing Statement, the “Statement of AUC Objections”, and each a “Statement of Objections”). Any Statement of Objections shall specify those items or amounts with which Seller disagrees, together with a detailed written explanation of the reasons for its disagreement with each such item or amount, and shall set forth Seller’s position with respect to such items or amounts. To the extent not set forth in a Statement of Objections, Seller shall be deemed to have agreed with Buyer’s calculation of all other items and amounts contained in the Final Balance Sheet and the Final Closing Statement. If Seller fails to deliver a Statement of Objections within such thirty days, the calculations set forth in either the Final Balance Sheet or the Final Closing Statement, as applicable, shall be final, conclusive and binding upon Buyer and Seller. If Seller delivers a Statement of Objections within such thirty days, Buyer and Seller will use commercially reasonable efforts to resolve any such objections themselves. If Buyer and Seller shall fail to reach an agreement with respect to any of the objections set forth in a Statement of Objections within thirty days after Buyer has received such Statement of Objections, then such unresolved objections shall be submitted for resolution to PricewaterhouseCoopers LLP (or if

PricewaterhouseCoopers LLP is not independent or able to act, such other nationally recognized accounting firm as may be reasonably satisfactory to Buyer and Seller) (PricewaterhouseCoopers LLP or such other firm, the “Accounting Firm”). The Accounting Firm will resolve any unresolved objections submitted to it within thirty days following its engagement. The Accounting Firm shall make a determination based solely on presentations by Seller and Buyer, and not by independent review, as to (and only as to) each of the items in dispute, and shall be instructed that, in resolving any such item in dispute, it must select a position with respect to (a) the Final Net Book Value, in the case of the Statement of Balance Sheet Objections, and (b) the Pre-Closing Net Asset Outflow, Signing AUC, and the Final Adjustment Amount, in the case of the Statement of AUC Objections, that is either exactly the position of Seller or exactly the position of Buyer or that is between such positions of Seller and Buyer. Absent manifest error by the Accounting Firm, the decision of the Accounting Firm shall be final, conclusive and binding on Seller and Buyer. Buyer will revise the Final Balance Sheet and/or the Final Closing Statement as appropriate to reflect the resolution of any objections thereto pursuant to this Section 1.5.4. The Final Balance Sheet as it may be revised pursuant to this Section 1.5.4, shall be used to determine the Final Net Book Value and any purchase price adjustment as contemplated by Section 1.8. Any resolution mechanism provided for in this Section 1.5.4 shall be subject to Section 1.11.

1.6. Expenses. In the event Buyer and Seller submit any unresolved objections to the Accounting Firm for resolution as provided in Section 1.5.4, Buyer and Seller will share responsibility for the fees and expenses of the Accounting Firm as follows:

1.6.1. Low Value. If the Accounting Firm resolves all of the remaining objections contained in the Statement of Balance Sheet Objections and/or the Statement of AUC Objections, as applicable, in favor of Buyer, Seller will be responsible for all of the fees and expenses of the Accounting Firm;

1.6.2. High Value. If the Accounting Firm resolves all of the remaining objections contained in the Statement of Balance Sheet Objections and/or the Statement of AUC Objections, as applicable, in favor of Seller, Buyer will be responsible for all of the fees and expenses of the Accounting Firm;

1.6.3. Actual Value. If the Accounting Firm resolves some of the remaining objections contained in the Statement of Balance Sheet Objections and/or the Statement of AUC Objections, as applicable, in favor of Buyer and the rest of the remaining objections in favor of Seller (the final amounts as determined by the Accounting Firm are referred to herein as the “Actual Value”), Seller will be responsible for a percentage of the fees and expenses of the Accounting Firm in connection with the resolution of such objections equal to (x) the difference between Seller’s position on value set forth in the Statement of Balance Sheet Objections and/or the Statement of AUC Objections and the Actual Value over (y) the difference between Seller’s position on value set forth in the Statement of Balance Sheet Objections and/or the Statement of AUC Objections, as applicable, and the Buyer’s position on value set forth in the Final Balance Sheet or the Final Closing Statement, as applicable, and Buyer will be responsible for the remainder of the fees and expenses.

1.7. Post-Closing Adjustments to Preliminary Purchase Price. The Preliminary Purchase Price shall be adjusted as set forth in this Section 1.7:

1.7.1. Net Book Value Adjustment.

(a) Higher Net Book Value. If the Final Net Book Value exceeds the Estimated Net Book Value, Buyer will pay to Seller an amount equal to such excess by wire transfer or delivery of other immediately available funds within three Business Days after the date on which the Final Balance Sheet finally is determined pursuant to Section 1.5.4 above.

(b) No True Up. In the event that the Final Net Book Value is equal to Estimated Net Book Value, no payments will be made pursuant to this Section 1.7.1.

(c) Lower Net Book Value. If the Final Net Book Value is less than the Estimated Net Book Value, Seller will pay to Buyer an amount equal to such deficiency by wire transfer or delivery of other immediately available funds within three Business Days after the date on which the Final Balance Sheet finally is determined pursuant to Section 1.5.4 above.

1.7.2. AUC Adjustment.

(a) Under Payment. In the event that the Estimated Adjustment Amount exceeds the Final Adjustment Amount, Buyer shall pay to Seller an amount equal to such excess by wire transfer or delivery of other immediately available funds within three Business Days after the date on which the Final Closing Statement finally is determined pursuant to Section 1.5.4 above.

(b) No True Up. In the event that the Estimated Adjustment Amount is equal to the Final Adjustment Amount, no payments will be made pursuant to this Section 1.7.2.

(c) Over Payment. In the event that the Estimated Adjustment Amount is less than the Final Adjustment Amount, Seller shall pay to Buyer an amount equal to such deficiency by wire transfer or delivery of other immediately available funds within three Business Days after the date on which the Final Closing Statement finally is determined pursuant to Section 1.5.4 above.

1.7.3. Interest. Payments made pursuant to this Section 1.7 shall include interest accrued at the rate per annum equal to the Prime Rate as published in The Wall Street Journal, Eastern Edition in effect on the Closing Date during the period from the Closing Date until the date of payment.

1.8. Recapture of Estimated Adjustment Amount. In the event that the Post-Closing Net Asset Inflow on the Recapture Statement (as defined below) exceeds an amount equal to the sum of (i) Final Pre-Closing Net Asset Outflow and (ii) 10% of Final Signing AUC, Buyer shall pay or cause to be paid to Seller an amount equal to the Final Adjustment Amount, as shown on the Final Closing Statement (the “Recapture Payment”).

1.8.1. Recapture Statement; Recapture Payment. Within ninety days following the first anniversary of the Closing Date, Buyer will prepare or cause to be prepared and deliver to Seller an unaudited statement (the “Recapture Statement”), which shall set forth Buyer’s calculation of the Post-Closing Net Asset Inflow. In the event that pursuant to the Recapture Statement Buyer owes the Recapture Payment to Seller, Buyer shall concurrently deliver the Recapture Payment to Seller by wire transfer of immediately available funds. Upon receipt of the Recapture Statement from Buyer, Seller shall have thirty (30) days to review the Recapture Statement. If Seller disagrees with Buyer’s computation of Post-Closing Net Asset Inflow, Seller shall follow the procedures set forth in Section 1.10 hereof to notify Buyer of, and resolve, such disagreement. In the event Buyer and Seller determine through the procedures set forth in Section 1.10 that Seller is entitled to the Recapture Payment, Buyer shall deliver the Recapture Payment to Seller by wire transfer of immediately available funds within three Business Days of such determination along with interest thereon accrued at a rate per annum equal to the Prime Rate as published in The Wall Street Journal, Eastern Edition in effect on the date of delivery of the Recapture Statement by Buyer to Seller, during the period from the date of delivery of the Recapture Statement until the date of such payment.

1.9. Earn-Out Payment. As additional consideration for the Stock Sale, Buyer shall pay or cause to be paid to Seller the Earn-Out Payment (as defined below). For purposes of this Agreement:

1.9.1. Definition of Earn-Out Payment. “Earn-Out Payment” means the amount, if any, to be paid by Buyer to Seller in respect of the Earn-Out Payment Measurement Period and shall be calculated as follows:

(a) If the Earn-Out Payment Revenue for the Earn-Out Payment Measurement Period is less than or equal to $43,700,000, the Earn-Out Payment will be $0.

(b) If the Earn-Out Payment Revenue for the Earn-Out Payment Measurement Period is greater than $43,700,000 but less than $82,600,000, the Earn-Out Payment will be an amount equal to the product of (x) $100,000,000 and (y) an amount equal to (a) the difference between $43,700,000 and the amount of the Earn-Out Payment Revenue divided by (b) $38,900,000.

(c) If the Earn-Out Payment Revenue for the Earn-Out Payment Measurement Period is greater than or equal to $82,600,000, the Earn-Out Payment will be $100,000,000.

1.9.2. Other Definitions.

(a) For purposes of this Section 1.9, “Earn-Out Payment Revenue” means an aggregate amount equal to the sum of the Revenue from each of the Earn-Out Customers for the Earn-Out Payment Measurement Period, provided, however, that Revenue from those accounts opened up after the date hereof by or through a Shared Revenue Generator shall be credited only to the extent of an amount equal to the product of the aggregate amount of such Revenue earned during the Earn-Out Payment Measurement Period, multiplied by a fraction (x) the numerator of which is equal to Shared Target Company AUC and (y) the denominator of which is the Shared Target Company AUC plus the fair market value of all Assets Under Custody with Buyer or an Affiliate of Buyer as of the close of business on the date hereof by the Shared Revenue Generator.

(b) For purposes of this Section 1.9, “Revenue” means, with respect to any Earn-Out Customer for any particular time period, all revenue derived from, attributable to or generated by such Earn-Out Customer in exchange for the provision of Investment Support Services for such time period, as such revenue is calculated in accordance with GAAP and included in the revenue reported in TD AMERITRADE Holding Corporation’s periodic filings with the Commission for such time period, in each case on a basis consistent in all material respects with Buyer’s past practices for calculating and reporting revenue, including net interest income revenue which, notwithstanding the foregoing, shall be calculated as set forth in Exhibit A. Revenue shall include, but shall not be limited to, the following revenue streams, if applicable: trust administration fees, sub-accounting and Rule 12b-1 fees to the extent not passed through to a third party, termination fees, checking interest income, net interest income, stable value termination fees, collective investment fund net management fees and commissions.

(c) For purposes of this Section 1.9, “Earn-Out Customer” means (i) any Pre-Closing Account Generator; (ii) any Person who opens an account with Buyer or any Affiliate of Buyer after the Closing through a Pre-Closing Account Generator; (iii) any Person (other than a Person who would be a Shared Revenue Generator if such Person were a Customer on the date hereof) who (A) is identified by Seller, in good faith, on a schedule to be delivered by Seller to Buyer at the Closing as a potential or prospective customer or client of the IRPS Business (such schedule not to consist of more than 10 such potential or prospective Persons) and (B) becomes a Customer during the ninety (90) day period following the Closing Date, and any Person who opens an account with Buyer or any Affiliate of Buyer through any such Person at any time.

(d) For the purposes of this Section 1.9, “Pre-Closing Account Generator” means any customer or client of the Target Businesses, including, without limitation, all registered investment advisors, third party administrators, other advisors, plan sponsors and all underlying customers and retail customers of such persons that are customers or clients of the Target Businesses at any time during the period beginning on the date hereof and ending on the Closing Date other than: (i) a Person that is identified in writing by Buyer as a Person who should be an Excluded Customer on the Closing Date and (x) such Person is so identified as a result of business activities, conduct or actions that occurred during the three-year period immediately preceding the Closing or (y) such Person is identified on a schedule to be delivered by Buyer to Seller on the Closing Date as potentially having engaged in Market Timing or who potentially had substantial or excessive licensing, regulatory or complaint issues against them, in each case prior to the three-year period immediately preceding the Closing; (ii) a Person who engaged in business activities, conduct or actions that would have caused such Person to be identified by Buyer as an Excluded Customer if such business activities, conduct or actions had been known by Buyer prior to the Closing and such business activities, conduct or actions occurred during the three-year period preceding the Closing; and (iii) a registered investment advisor who was a Customer on the Closing Date and who becomes an Excluded Customer as a result of such registered investment advisor engaging in Market Timing two or more times during the Earn-Out Payment Measurement Period. On the Closing Date, Seller shall deliver to Buyer a list of all Pre-Closing Account Generators. Beginning promptly after the date hereof and continuing until Closing, Seller shall cooperate with Buyer and take such actions as Buyer may reasonably request to identify those Customers who should be Excluded Customers, including without limitation providing customer information to the extent permitted by Applicable Law.

(e) For the purposes of this Section 1.9, “Shared Revenue Generator” means those Pre-Closing Account Generators that were such as of the date hereof and that were also customers or clients of businesses that provide services substantially similar to those provided by the Target Businesses of Buyer or any of its Affiliates as of the date hereof.

(f) For purposes of this Section 1.9, “Shared Target Company AUC” means the fair market value of all Assets Under Custody with the Target Businesses as of the close of business on the date hereof by the Shared Revenue Generator.

1.9.3. Miscellaneous Earn-Out Provisions.

(a) During the Earn-Out Payment Measurement Period, the Customers shall be allowed to continue to pay for the Investment Support Services in accordance with the pricing schedule employed by the Target Businesses in charging its Customers for Investment Support Services as of January 1, 2007 that is Disclosed in Section 1.9.3 of the Seller Disclosure Schedule; provided, that this Section 1.9.3 shall not be construed to prevent (i) Buyer (or any of its Affiliates) from changing Buyer’s (or such Affiliate’s) pricing schedule or from accepting any accounts on to Buyer’s platform from any Pre-Closing Account Generator and (ii) any Customer from electing to pay for Investment Support Services in accordance with Buyer’s or any of its Affiliates’ pricing schedule.

(b) During the Earn-Out Payment Measurement Period, Buyer agrees that it will (i) use commercially reasonable efforts to retain the accounts of any Earn-Out Customer, (ii) refrain from selling, transferring or terminating the accounts of any Earn-Out Customer and (iii) with respect to the accounts of any Earn-Out Customer, refrain from taking any action principally designed to prevent Seller from earning, in whole or in part, the Earn-Out Payment; provided, that the immediately preceding clauses (i) and (ii) are not intended to and shall not restrict in any manner Buyer’s ability to terminate accounts owned, managed or administered by Customers who Buyer reasonably determines should be Excluded Customers.

1.9.4. Earn-Out Statements.

(a) Interim Earn-Out Statements. Within thirty (30) days following the end of each fiscal quarter of Buyer that ends during the Earn-Out Payment Measurement Period (each a “Buyer Quarter”), Buyer will prepare or cause to be prepared and deliver to Seller an unaudited statement (the “Interim Earn-Out Payment Statements”) showing Buyer’s calculation of Earn-Out Payment Revenue for the applicable Buyer Quarter and a list of those customers whom Buyer has identified as Excluded Customers.

(b) Final Earn-Out Statement. Within ninety (90) days after the closing of the Earn-Out Payment Measurement Period, Buyer will prepare or cause to be prepared and deliver to Seller an unaudited statement (the “Final Earn-Out Payment Statement”), which shall set forth Buyer’s calculation of Earn-Out Payment Revenue for the Earn-Out Payment Measurement Period and a list of those customers whom Buyer has identified as Excluded Customers, together with the calculation of the Earn-Out Payment.

(c) Review of Final Earn-Out Payment Statement. Upon receipt of the Final Earn-Out Payment Statement from Buyer, Seller shall have thirty (30) days to review the Final Earn-Out Payment Statement. If Seller disagrees with any such statement, Seller shall follow the procedures set forth in Section 1.10 hereof to notify Buyer of, and resolve, such disagreement.

(d) Payment. Within five (5) Business Days after determination of any Final Earn-Out Payment, Buyer shall deliver the Final Earn-Out Payment to Seller by wire transfer of immediately available funds. For purposes of this Agreement, “Final Earn-Out Payment” means the Earn-Out Payment: (1) as shown in the Final Earn-Out Payment Statement delivered by Buyer to Seller, if no Statement of Earn-Out/Recapture Objections with respect thereto is timely delivered by Seller to Buyer pursuant to Section 1.10; or (2) if a Statement of Earn-Out/Recapture Objections is so delivered, (a) as agreed by Buyer and Seller pursuant to Section 1.10 or (b) in the absence of such agreement, as shown in the Accounting Firm’s calculation delivered pursuant to Section 1.10.

(e) Tax Treatment of Earn-Out Payment. The Earn-Out Payment shall, in accordance with Section 483 and Section 1274 of the Code and the regulations thereunder, be treated as part principal and part interest. The principal component of any payment shall be determined by discounting the payment of the lowest applicable federal rate from the date the payment is made to the Closing Date, and the interest component of any payment shall be equal to the amount by which such payment exceeds the amount determined to be principal. For this purpose, the applicable federal rate shall be the lower of (x) the lowest applicable federal rate in effect during the three month period ending with the month in which this Agreement is entered into or (y) the lowest applicable federal rate in effect during the three month period ending with the month in which the Closing Date occurs. The parties hereto agree to report consistently with the foregoing treatment for all federal, state and local income Tax purposes.

1.10. Objections to Recapture Statement and Final Earn-Out Statement. If Seller disagrees with either the Recapture Statement or the Final Earn-Out Payment Statement, Seller shall deliver to Buyer a written statement describing such objections (the “Statement of Earn-Out/Recapture Objections”) within thirty (30) days following receipt of such statement. Any Statement of Earn-Out/Recapture Objections shall specify those items or amounts with which Seller disagrees, together with a detailed written explanation of the reasons for its disagreement with each such item or amount, and shall set forth Seller’s position with respect to such items or amounts to the extent not set forth in the Statement of Earn-Out/Recapture Objections, Seller shall be deemed to have agreed with Buyer’s calculation of all other amounts and items contained in the Recapture Statement and the Final Earn-Out Payment Statement. If Seller fails to deliver a Statement of Earn-Out/Recapture Objections within thirty days, no Statement of Earn-Out/Recapture Objections may be delivered and the Recapture Statement and/or Final Earn-Out Payment Statement, as applicable, shall be deemed final, conclusive and binding upon both Buyer and Seller. If Seller delivers the Statement of Earn-Out/Recapture Objections within such thirty days, Buyer and Seller will use commercially reasonable efforts to resolve any such objections themselves. If Buyer and Seller shall fail to reach an agreement with respect to any of the objections set forth in the Statement of Earn-Out/Recapture Objections within thirty days after Buyer has received such statement, then such unresolved objections shall be submitted for resolution to the Accounting Firm. The Accounting Firm will resolve any unresolved objections submitted to it within thirty days following its engagement. The Accounting Firm shall make a determination based solely on presentations by Seller and Buyer, and not by independent review, as to (and only as to) each of the items in dispute. Absent manifest error by the Accounting Firm, the decision of the Accounting Firm shall be final, binding and conclusive upon Buyer and Seller. Seller shall bear all fees and expenses in connection with the resolution of any objections over Post-Closing Net Asset Inflow referred to the Accounting Firm, while the fees and expenses of the Accounting Firm in connection with a dispute over the Final Earn-Out Payment Statement shall be borne by Buyer and Seller in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocation shall also be determined by the Accounting Firm at the time of its determination of the merits of the matters submitted. Buyer will revise the Final Earn-Out Payment Statement as appropriate to reflect the resolution of any objections thereto pursuant to this Section 1.10. Any resolution mechanism provided for in this Section 1.10 shall be subject to Section 1.11.

1.11. Work Papers.

1.11.1. Access to Work Papers. Except to the extent prohibited by Applicable Laws related to privacy, Buyer will make the work papers and back-up materials used in preparing the Final Balance Sheet, Final Closing Statement, Recapture Statement and Final Earn-Out Statement (collectively, the “Buyer Statements”), and the books, records, and financial staff of Buyer, Target Company or any of Buyer’s Affiliates involved in the preparation of the Buyer Statements, available to Seller and its Representatives at reasonable times and upon reasonable notice during (a) the preparation by Buyer of the Buyer Statements, (b) the review by Seller of the Buyer Statements, and (c) the resolution by Buyer and Seller of any objections thereto; provided, however, that in the event that Buyer determines in good faith that certain work papers and/or back-up materials requested by Seller contain nonpublic personal information as defined by Applicable Laws related to privacy and no exception exists that would allow disclosure of such materials to Seller, Buyer shall notify Seller of this fact. Upon receipt of such notice, Seller may select an accounting firm (“Work Papers Firm”) registered with the Public Company Accounting Oversight Board that shall be retained jointly by Buyer and Seller solely for the purpose of reviewing the work papers and/or back-up materials requested by Seller from Buyer that relate to the Buyer Statements. Seller may unilaterally instruct the Work Papers Firm with respect to what nonpublic personal information to obtain from Buyer, how it is to analyze such information and how such information is to be used in connection with the review of the Buyer Statements. Seller may also unilaterally instruct the Work Papers Firm to prepare a report based on the work papers and/or back-up materials to be presented to Seller, Buyer and the Accounting Firm for final determination of any amounts under dispute in accordance with Section 1.10.

Notwithstanding the foregoing, Seller may not instruct the Work Papers Firm to, and the Work Papers Firm shall not, disclose to Seller any nonpublic personal information that Buyer informs the Work Papers Firm is prohibited from being disclosed to Seller by Buyer under Applicable Laws related to privacy. Upon receipt of an executed confidentiality agreement, engagement letter or other agreement reasonably acceptable to and executed by each of Buyer, the Work Papers Firm and Seller, Buyer shall promptly deliver to the Work Papers Firm copies of such work papers and/or back-up materials. Notwithstanding the foregoing, Buyer and Seller agree that the work papers and/or back-up materials remain the exclusive property of Buyer, and neither the Work Papers Firm nor Seller shall have any right, title or interest therein. Further, upon completion of its services, the Work Papers Firm will return to Buyer all such work papers and/or back-up materials. Buyer and Seller shall split fifty/fifty all fees and expenses of the Work Papers Firm in connection with the foregoing. Seller will make the work papers and back-up materials used in preparing the Initial Balance Sheet and Initial Closing Statement, and the books and records of Target Company and the financial staff of Seller, Target Company or any of Seller’s Affiliates involved in the preparation of the Initial Balance Sheet and Initial Closing Statement, available to Buyer and its Representatives at reasonable times and upon reasonable notice at any time during (i) the preparation by Seller of the Initial Balance Sheet and Initial Closing Statement, (ii) the review by Buyer of the Initial Closing Statement, and (iii) the resolution by Buyer and Seller of any objections thereto.

1.11.2. Review of Account Information. The parties each acknowledge that, in reviewing the work papers and back-up materials of the other party, each party, or a Representative of the party, may have access to the nonpublic personal information of clients of the other party. Each party agrees to treat the nonpublic personal information of clients obtained in the course of reviewing the work papers and back-up materials of the other party as confidential information (except disclosure by a third party shall not remove the obligation to keep the information confidential) and, in connection with such review, further agrees to: (a) exercise the same diligence in protecting the nonpublic personal information of the clients of the other party with the same measure of care as the party would exercise with its own clients’ and/or its own confidential information, but in any event not less than reasonable care; (b) use the nonpublic personal information only for the purpose intended by this Section 1.11 and for no other purpose, except as may be required by Applicable Law; (c) transmit nonpublic personal information only in encrypted format; and (d) ensure that any employee or representative of the party with access to nonpublic personal information was or is made aware of the confidentiality obligations and use limitations applicable thereto.

1.12. Return of Acquired IAS Accounts. After the Closing, in the event that Buyer discovers that any of the Acquired IAS Accounts do not meet the definition of Acquired IAS Accounts (the “Non-Conforming IAS Accounts”) and, therefore, should have been assigned to Seller prior to Closing, Buyer shall assign and transfer to the recipient of assets in the Reorganization, and Seller shall cause such person to accept and assume from Buyer, the Non-Conforming IAS Accounts.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES

2.1. Disclosure Schedules. On or prior to the date hereof, Seller has delivered to Buyer (the “Seller Disclosure Schedule”), and Buyer has delivered to Seller (the “Buyer Disclosure Schedule” and, together with the Seller Disclosure Schedule, the “Disclosure Schedules”), a schedule each setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article II or to one or more of the covenants contained in Article III; provided, that the mere inclusion of an item in the Seller Disclosure Schedule or Buyer Disclosure Schedule as an exception to a representation, warranty, covenant or agreement shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item has had or is reasonably likely to result in a Material Adverse Effect with respect to the disclosing party; provided, further, that a disclosure in any section of the Seller Disclosure Schedule or Buyer Disclosure Schedule shall be deemed to be a disclosure for all other sections of the Seller Disclosure Schedule or Buyer Disclosure Schedule to the extent that it is reasonably apparent that such disclosure is applicable to such other section of the Seller Disclosure Schedule or Buyer Disclosure Schedule, as applicable.

2.2. Representations and Warranties of Seller. Seller represents and warrants to Buyer, except with respect to Excluded Customers, as follows:

2.2.1. Organization, Authorization; No Conflicts; Status of Target Group, etc.

(a) Due Organization, etc. Seller has Disclosed in Section 2.2.1(a) of the Seller Disclosure Schedule a correct and complete list of each jurisdiction in which the Target Company is qualified to do business. Each of Seller and Target Company is a corporation, duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, with the requisite power and authority to carry on its business as now conducted and to own or lease and to operate its properties as and in the places where such business is now conducted and such properties are now owned, leased or operated. Target Company is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions in which it owns or leases property for its own account or conducts any business so as to require such qualification, except for those jurisdictions in which the failure to be so qualified, individually or in the aggregate, does not have, and would not reasonably be expected to have, a Material Adverse Effect on the Target Company. The Target Company is not a “bank” under the Bank Holding Company Act of 1956, as amended (the “BHC Act”).

(b) Authorization, etc. Seller has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby to be consummated by it. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby, by Seller have been duly authorized by all requisite corporate action of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms.

(c) No Conflicts. Except as Disclosed in Section 2.2.1(c) of the Seller Disclosure Schedule, the execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby will not, directly or indirectly and, in each case, with or without the giving of notice or lapse of time, or both, contravene, result in any violation of, loss of rights or default under, constitute an event creating rights of acceleration, termination, repayment or cancellation under, entitle any party to receive any payment or benefit pursuant to, or result in the creation of any Lien upon any of the properties or assets of Seller or Target Company under, (i) any provision of the Organizational Documents of Seller or Target Company, (ii) any Applicable Law or Governmental Approval applicable to Seller or Target Company or any of their respective properties or (iii) any agreement, contract or commitment to which Seller is a party or to which its properties or assets are bound or any Target Contract, except, in the case of clause (iii) for any such contraventions, violations, losses, defaults, accelerations, terminations, repayments, cancellations or Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Seller or on Target Company. Except as Disclosed in Section 2.2.1(c) of the Seller Disclosure Schedule and for the filing of applications and notices (and approval of such applications and notices), as applicable, with the Federal Deposit Insurance Corporation and the Colorado Division of Banking and as required by the HSR Act or any other applicable foreign filing obligation, no Governmental Approvals are necessary to be obtained or made by Seller or Target Company in connection with the execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder or the consummation by Seller of the transactions contemplated hereby. As of the date of this Agreement, to the Knowledge of Seller, no facts, circumstances or other reasons exist that would prevent the receipt of any Required Seller Approval for the transactions contemplated by this Agreement in a timely manner.

(d) Organizational Documents, Minute Books, etc. Seller has made available to Buyer complete and correct copies of the Organizational Documents, as in effect on the date hereof, of Seller and Target Company. The minute books of Target Company which pertain to the five year period ending on the date of this Agreement contain records of those meetings of, and that are accurate in all material respects and accurately reflect those actions taken by, the stockholders and the board of directors of Target Company and all the committees of the board of directors of Target Company required to be contained or reflected therein in all material respects.

2.2.2. Capitalization.

(a) Target Company. The authorized capital stock of Target Company consists of 500,000 shares of common stock, of which 50,488 shares as of the date hereof are issued and outstanding. All of the Target Shares have been duly authorized and validly issued and are fully paid and non-assessable, and are owned beneficially and of record by Seller. Seller has good and marketable title to the Target Shares, free and clear of any Liens.

(b) Other Agreements with Respect to Common Stock. There are no preemptive or similar rights on the part of any Person with respect to the issuance of any securities or any other equity interests of Target Company. There are no subscriptions, options, warrants or other similar rights, agreements or commitments of any kind obligating Target

Company to issue or sell, or to cause to be issued or sold, or to repurchase or otherwise acquire, any of its own securities or any other equity interests or any securities convertible into or exchangeable for, or any options, warrants or other similar rights relating to, any such securities or any other equity interests. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Target Shares or any interests therein.

(c) Other Investments. Except as Disclosed in Section 2.2.2(c) of the Seller Disclosure Schedule and for investments in publicly traded securities acquired or held in the ordinary course of business as trading inventory, cash equivalents or in Customer accounts (for the benefit of such Customer), the Target Company does not hold any outstanding securities or other interests in any corporation, partnership, company, joint venture or other entity.

2.2.3. Financial Information; Controls.

(a) Seller has Disclosed in Section 2.2.3(a) of the Seller Disclosure Schedule to Buyer the Target Financial Statements. The Target Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods presented in the Target Financial Statements; provided, however, that the unaudited Target Financial Statements lack footnotes and other presentation items and the unaudited interim financial statements are also subject to normal year end adjustments (which adjustments will not, individually or in the aggregate, be material in amount); provided, further, that with respect to the February 28, 2007 unaudited balance sheet of the Target Businesses included in the Target Financial Statements, this sentence shall only apply with respect to the items set forth on such balance sheet. The balance sheets of Target Company included in the Target Financial Statements present fairly in all material respects the financial position of Target Company as of the respective dates thereof; and the statements of operations, statements of changes in stockholders’ equity and statements of cash flows of Target Company included in the Target Financial Statements present fairly in all material respects the results of operations, stockholders’ equity and cash flows of Target Company for the respective periods indicated. The Target Company maintains a standard system of accounting established and administered in accordance with GAAP. The Target Financial Statements are based on the books and records of the Target Company which (i) are true and correct in all material respects and (ii) are maintained in accordance with good business and accounting practices and all Applicable Laws.

(b) Target Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) material transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements of the Target Company in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

2.2.4. Undisclosed Liabilities. Except as Disclosed in Section 2.2.4 of the Seller Disclosure Schedule, Target Company is not subject to any obligation or liability of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, and, to the Knowledge of Seller, there is no existing condition, situation or set of circumstances that is reasonably expected to result in such an obligation or liability, other than (i) obligations and liabilities contemplated by or in connection with this Agreement or the transactions contemplated hereby, (ii) as and to the extent disclosed, reserved against or reflected in the audited balance sheet for the year ended December 31, 2006 included in the Target Financial Statements and (iii) obligations and liabilities incurred in the ordinary course of business consistent with past practices, that are not prohibited by this Agreement and that are not individually material in amount or in the aggregate reasonably expected to have a Material Adverse Effect on the Target Company.

2.2.5. Absence of Changes. Except as Disclosed in Section 2.2.5 of the Seller Disclosure Schedule, since December 31, 2006, (i) Target Company has conducted its business in the ordinary and usual course consistent with past practices, (ii) no event has occurred or fact or circumstance has arisen that, individually or taken together with all other events, facts, and circumstances, has had, or would reasonably be expected to have, a Material Adverse Effect on Target Company, (iii) no event has occurred or fact or circumstance has arisen or failed to arise, that if such event had occurred or fact or circumstance had arisen or failed to arise after the date hereof would result in a breach of Section 3.1.1 and (iv) there has not been any material damage, destruction or loss with respect to the tangible assets or properties of the Target Company, whether or not covered by insurance.

2.2.6. Taxes.

(a) Filing of Target Tax Returns and Payment of Taxes. Except as Disclosed in Section 2.2.6(a) of the Seller Disclosure Schedule, all material Seller Group Tax Returns and all material Target Tax Returns required to be filed on or before the date hereof have been filed with the proper Governmental Authorities and are true, correct and complete in all material respects, and all material Seller Group Tax Returns and all material Target Tax Returns required to be filed on or before the Closing Date will have been filed by the Closing Date with the proper Governmental Authority and will be true, correct and complete in all material respects. Except for Taxes Disclosed in Section 2.2.6(a) of the Seller Disclosure Schedule (which are being contested in good faith by appropriate proceedings), all material Taxes of Target Company (whether or not shown on an Target Tax Return or a Seller Group Tax Return) (“Target Taxes”) due and payable on or before the Closing Date have (or, in the case of Taxes that become due after the date hereof and on or before the Closing Date, by the Closing Date will have) been duly paid or accrued. Except as Disclosed in Section 2.2.6(a) of the Seller Disclosure Schedule, all material Target Employment and Withholding Taxes required to be withheld and paid on or before the date hereof, and all material Target Employment and Withholding Taxes required to be withheld and paid on or before the Closing Date, have (or, in the case of such Target Employment and Withholding Taxes that are required to be withheld and paid after the date hereof and on or before the Closing Date, by the Closing Date will have) been duly paid (and in the case of Target Employment and Withholding Taxes required to be withheld on or before the Closing Date and paid after the Closing Date, will be properly set aside in accounts for such purpose).

(b) Extensions, etc. Except as Disclosed in Section 2.2.6(b) of the Seller Disclosure Schedule, with respect to open Tax periods, (i) there is no written agreement extending or waiving the period of assessment or collection of any Taxes in relation to Target Company, which extension or waiver is currently in force; (ii) there has been no request for any extension of time within which to file any Seller Group Tax Return that has not been filed within such extension period; (iii) there has been no request for any extension of time within which to file any Target Tax Return that has not been filed within such extension period; (iv) there are no requests for rulings in respect of any Taxes in relation to Target Company or any Seller Group that are pending with any Governmental Authority; and (v) Target Company has not received a ruling from any Governmental Authority regarding Taxes that remains in effect.

(c) Tax Filing Groups. Since December 31, 2002, except as Disclosed in Section 2.2.6(c) of the Seller Disclosure Schedule, Target Company (i) is not and has not been at any time a member of any affiliated, consolidated, combined or unitary group for Income Tax purposes other than Seller Group and (ii) has no liability for the Taxes of any person (other than another member of Seller Group) (A) under Section 1.1502 6 of the Treasury Regulations, or any similar provision of state or local law, (B) as a transferee, successor, indemnitor or guarantor, (C) by contract or (D) otherwise.

(d) Copies of Target Tax Returns; Audits; etc. Seller has made available to Buyer complete and accurate copies of all Target Tax Returns as filed that have been filed or will be filed (after giving effect to all valid extensions of time for filing) after December 31, 2002. Except as Disclosed in Section 2.2.6(d) of the Seller Disclosure Schedule, to the Knowledge of Seller, (i) no Target Taxes have been asserted in writing by any Governmental Authority to be due in respect of any open Tax period that have not been settled and fully paid as settled, (ii) no revenue agent’s report or assessment for Target Taxes has been received in writing by Target Company or the common parent of Seller Group from any Governmental Authority for any open Tax period and (iii) no issue has been raised by any Governmental Authority in a writing received by Target Company or any member of Seller Group in the course of any audit that has not been completed with respect to Target Taxes.

(e) Tax Sharing Agreements. Except as Disclosed in Section 2.2.6(e) of the Seller Disclosure Schedule, Target Company is not a party to or bound by or has any contractual obligation under any Income Tax sharing agreement or arrangement.

(f) Eligibility for Section 338(h)(10) Election. Seller owns all of the interests in Target Company that are treated as equity for U.S. federal income tax purposes. Seller is and will on the Closing Date be the “common parent” (as defined in Treasury Regulations Section 1.1502 77(a)(1)(i)) of a U.S. federal consolidated return group that includes Seller and Target Company.

(g) Assertions of Jurisdiction. Seller has Disclosed in Section 2.2.6(g) of the Seller Disclosure Schedule a list of the states, territories and jurisdictions (foreign and domestic) to which any material Tax has been paid by Target Company indicating the type of Tax paid. No claim has been made in writing by any Governmental Authority (i) in any other state, territory or jurisdiction that Target Company is or may be subject to Tax in that jurisdiction or (ii) in any such state, territory or jurisdiction that Target Company is or may be subject to a type of Tax not indicated for such jurisdiction as Disclosed in Section 2.2.6(g) of the Seller Disclosure Schedule.

(h) Required Disclosure of Reportable Transactions. Except as Disclosed in Section 2.2.6(h) of the Seller Disclosure Schedule, Target Company has not entered into any transaction that constitutes a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or a “potentially abusive tax shelter” within the meaning of Section 6112(b) of the Code or which is required to be disclosed under provisions of state law similar to Treasury Regulations Section 1.6011-4.

2.2.7. Properties and Assets. Seller has Disclosed in Section 2.2.7 of the Seller Disclosure Schedule a complete and correct list of all real property leased by Target Company, including the names of each of the parties to such lease and the location of the applicable property and the applicable lease documents (including, without limitation, all amendments, supplements, waivers or modifications thereto). Seller has made available to Buyer for inspection complete and correct copies of all such lease documents. Target Company does not own any real property. Target Company has valid title to all material personal property owned by it for its own benefit, and valid leasehold interests in all real and material personal property leased by it, in each case free and clear of all Liens, except (i) Liens Disclosed in Section 2.2.7 of the Seller Disclosure Schedule or reflected in the Target Financial Statements, (ii) Liens for Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on its books in accordance with GAAP, (iii) statutory Liens incurred in the ordinary course of business consistent with past practices that are not material in amount and (iv) Liens which do not, individually or in the aggregate, materially detract from the value or materially interfere with the use of the properties affected thereby (the exceptions described in the foregoing clauses (i), (ii), (iii) and (iv) being referred to collectively as “Target Permitted Encumbrances”). All rent, fees and other payments due under each lease have been fully paid. Each of the premises demised by a lease is in good condition and repair.

2.2.8. Contracts.

(a) Schedule of Contracts, etc. Seller has Disclosed in Section 2.2.8(a) of the Seller Disclosure Schedule a correct and complete list, as of the date hereof, of all Target Contracts. The term “Target Contracts” means all agreements, contracts, licenses and commitments, including oral agreements (provided, that if no dollar threshold is set forth in a subsection of this Section 2.2.8(a), the term “Target Contracts” with respect to oral agreements shall be those agreements, contracts, licenses and commitments involving aggregate consideration to or by the Company in excess of $50,000), of the following types to which Target Company is a party or by which Target Company or any of its properties (excluding any properties held by Target Company for the benefit of a Customer) is bound and which is currently in effect, as amended, supplemented, waived or otherwise modified as of the date hereof:

(i) any agreement, contract, license or commitment, if (x) the performance remaining thereunder involves aggregate consideration to or by Target Company in excess of $100,000 per annum, and (y) such agreement is not cancelable, without penalty, premium, fee or other liability, by the Target Company on ninety (90) days’ or less notice;

(ii) any agreement, contract, license or commitment, that restricts in any respect or contains limitations on the ability of Target Company to compete in any line of business or carry on its business anywhere in the world;

(iii) any employment, retention, severance, termination, employee like consulting, independent contractor, change in control or retirement agreement, contract, license or commitment;

(iv) any agreement, contract, license or commitment that relates to Indebtedness, other than Indebtedness constituting Customer deposits;

(v) any mortgage, pledge, indenture or security agreement or similar agreement, contract, license or commitment constituting a Lien upon the assets or properties of Target Company;

(vi) any agreement, contract, license or commitment for the sale or purchase of personal property having a value individually, with respect to all sales or purchases thereunder, in excess of $500,000;

(vii) any agreement, contract, license or commitment for the sale or purchase of fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $500,000;

(viii) any joint venture, partnership and similar agreements, contracts, licenses or commitments;

(ix) any stock purchase agreements, asset purchase agreements and other acquisition or divestiture agreements; and

(x) any other agreements, contracts, licenses or commitments that are not of the types otherwise contemplated in the immediately preceding clauses (i) through (ix) and that are material to the business, financial condition, results of operations or properties of the Target Businesses (other than agreements, contracts, licenses or commitments for commercially available software).

Seller has made available to Buyer for inspection complete and correct copies of all Target Contracts, including a description of any oral agreements.

(b) No Defaults, etc. Except as Disclosed in Section 2.2.8(b) of the Seller Disclosure Schedule, (i) each Target Contract is, in all material respects, in full force and effect and enforceable in accordance with its terms against the Target Company and, to the Knowledge of Seller, the other parties thereto, (ii) Target Company has complied in all material respects with and is in material compliance with, and to the Knowledge of Seller, all other parties thereto have complied in all material respects with and are in material compliance with, provisions of each Target Contract and (iii) there does not exist under any Target Contract any uncured notice of default, any material breach or material default, or any event or condition that, after notice or lapse of time or both, would constitute a material breach or material default, on the part of Target Company or, to the Knowledge of Seller, on the part of any other party to any Target Contract.

2.2.9. Intellectual Property.

(a) Schedule of Intellectual Property. Seller has Disclosed in Section 2.2.9(a) of the Seller Disclosure Schedule a correct and complete list of all of the material registered Intellectual Property and the material software (other than off the shelf software programs that have not been customized for use by Target Company) that is owned by Target Company (the “Target Intellectual Property”). Except as Disclosed in Section 2.2.9(a) of the Seller Disclosure Schedule, all of the Target Intellectual Property is owned free and clear of any Liens, excluding non-exclusive licenses granted in the ordinary course of business. Except as Disclosed in Section 2.2.9(a) of the Seller Disclosure Schedule, to the Knowledge of the Seller, Target Company has sufficient rights to use the Target Intellectual Property and the material Intellectual Property licensed by the Target Company (other than off the shelf software programs that have not been customized for use by Target Company) in connection with the business as currently conducted by Target Company.

(b) No Infringement, etc. To the Knowledge of Seller, the business and operations of Target Company as currently conducted do not infringe or violate any rights of any Person in respect of any Intellectual Property and neither Seller nor Target Company has received written notice from any Person claiming that the operation or exploitation of the business and operations of Target Company infringes or otherwise violates any rights of any Person in respect of any Intellectual Property, except as Disclosed in Section 2.2.9(b) of the Seller Disclosure Schedule. To the Knowledge of Seller, none of the Target Intellectual Property is being materially infringed by any Person. None of the Intellectual Property owned by Target Company is subject to any outstanding judgment, injunction or order restricting the use thereof by Target Company with respect to its business or restricting the licensing thereof to any Person. Since 2004, Seller and Target Company have taken measures deemed reasonable by Target Company (including subjecting appropriate employees and contractors to confidentiality obligations) to protect the confidentiality of all material trade secrets that are owned, used or held by Target Company.

2.2.10. Insurance. Seller has Disclosed in Section 2.2.10 of the Seller Disclosure Schedule a correct and complete list of all material insurance policies and fidelity bonds maintained on the date hereof by or for the benefit of the Target Company. Seller has made available to Buyer complete and correct copies of all such policies and bonds, together with all riders and amendments thereto as of the date hereof. Such policies and bonds are in full force and effect, and all premiums due thereon have been paid. The Target Company has complied in all material respects with the terms and provisions of such policies and bonds. Except as Disclosed in Section 2.2.10 of the Seller Disclosure Schedule, there are no claims in excess of $1,000,000 by the Target Company pending as of the date hereof under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Such policies and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since December 31, 2005 and are of the type and in amounts customarily carried by Persons conducting businesses similar to the businesses of Target Company.

2.2.11. Compliance with Laws and Other Instruments; Governmental Approvals.

(a) Compliance with Laws, etc. Except as Disclosed in Section 2.2.11(a) of the Seller Disclosure Schedule, Target Company is not in material violation of or material default under and has not at any time since December 31, 2004 materially violated or been in material default under, (i) any Applicable Law applicable to it or any of its properties or business or (ii) any provision of its Organizational Documents. Seller has Disclosed in Section 2.2.11(a) of the Seller Disclosure Schedule a correct and complete list of all consent decrees, cease and desist or other order or enforcement actions or memoranda of understanding or other similar agreements entered into by Target Company with any Governmental Authority currently in effect. No Governmental Authority has instituted, implemented, taken or threatened to take any other action the effect of which would be materially adverse to Target Company. There is no unresolved dispute, violation or exception by any Governmental Authority with respect to any report or statement relating to any examination, audit, inquiry or review of the Target Company. Target Company holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its businesses. Target Company has properly satisfied, in all material respects, all of its obligations with respect to all accounts for which it acts as a fiduciary, including, without limitation, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian or conservator in accordance with the terms of the governing documents and Applicable Law and the accountings for each such fiduciary account are current, true and correct in all material respects and accurately reflect the assets of such fiduciary account as determined pursuant to the Target Company’s reporting policies. Target Company is a “well capitalized” institution (as defined in 12 C.F.R. Section 337.6) and has sufficient Regulatory Capital to satisfy all requirements of the Colorado Division of Banking and the FDIC (including, without limitation, any capital requirements to maintain such well capitalized status). To the Knowledge of Seller, as of the date hereof, there has not been any event or occurrence since January 1, 2004 that would result in a determination that Target Company is either not “well capitalized” and/or not “well managed” as a matter of U.S. federal banking law. As of the Closing, Target Company shall have Minimum Regulatory Capital.

(b) Governmental Approvals. Except as Disclosed in Section 2.2.11(b) of the Seller Disclosure Schedule, all material Governmental Approvals necessary for the conduct of the business and operations of Target Company have been duly obtained and are in full force and effect. There are no proceedings pending or, to the Knowledge of Seller, threatened that are reasonably expected to result in the revocation, cancellation or suspension, or any materially adverse modification, of any such Governmental Approval, and except as Disclosed in Section 2.2.11(b) of the Seller Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any such revocation, cancellation, suspension or modification.

(c) Filings. Since December 31, 2004, Target Company has filed all material registrations, reports, statements, notices and other material filings (and all amendments required to be made with respect thereto) required to be filed with the Colorado Division of Banking, the FDIC, the Commission, and any other Governmental Authority by Target Company, to the extent applicable, including all required amendments or supplements to any of the above, except to the extent that failure to file is not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect on Target Company (the “Target Filings”). The Target Filings complied in all material respects, where applicable, with the requirements of the Colorado Revised Statutes and any other Governmental Authority.

(d) Retirement Plan Product Compliance.

(i) Seller has made available to Buyer true, correct and complete copies of the governing plan documents and related agreements, forms and contracts provided to or made available to Customers for each retirement plan, arrangement and account, including traditional and Roth individual retirement accounts under Section 408 or 408(A) of the Code (“Traditional IRAs” and “Roth IRAs”, respectively), Coverdell education savings accounts under Section 530 of the Code, savings incentive match plans for employees under Section 408(p) of the Code (both SIMPLE individual retirement accounts (“SIMPLE IRAs”) and SIMPLE individual retirement account plans (“SIMPLE IRA Plans”)), simplified employee pension plan individual retirement accounts under Section 408(k) of the Code (“SEP IRAs”), plans intended to be qualified under Section 401(a) of the Code, custodial accounts under Section 403(b) of the Code (each a “Plan” or collectively, the “Plans”), with respect to which Target Company acts as a custodian, directed trustee and/or prototype sponsor, and the governing plan documents and related agreements, and forms provided to or made available to Customers for the retirement plans, arrangements and accounts for which Target Company provides services, and other related agreements or materials provided to or made available to Customers. Except as Disclosed in Section 2.2.11(d)(i) of the Seller Disclosure Schedule, to the Knowledge of Seller, neither Seller, Target Company nor any ERISA Affiliate of Target Company has any liability with respect to any transaction involving a Plan in violation of Section 406 of ERISA or any “prohibited transaction” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) of the Code or on which an excise tax could be payable under Section 4975 of the Code or a civil penalty under Section 502(i) of ERISA.

(ii) Target Company serves as custodian, directed trustee, issuer and/or prototype sponsor or has provided other services for plans intended to be qualified under Section 401(a) of the Code, employer simplified employee pension plans under Section 408(k) of the Code, plans intended to meet the requirements of Section 457 of the Code, health savings accounts under Section 223 of the Code, voluntary employees’ beneficiary associates, custodial accounts under Section 403(b) of the Code and Traditional IRAs, SIMPLE IRAs, SEP IRAs and Roth IRAs, as well as Coverdell education savings accounts under Section 530 of the Code. To the extent applicable, Target Company has obtained a favorable opinion letter from the IRS on changes to the Code and Treasury regulations, including those made by the Economic Growth and Tax Relief Reconciliation Act of 2001 (or filed by applicable deadlines imposed by the IRS and are awaiting receipt of such opinion letter) and all prior legislation with respect to each Plan for which Target Company serves as a prototype sponsor. The Target Company has not engaged in any act or omission and to the Knowledge of Seller, no event has otherwise occurred that would be reasonably likely to negatively impact reliance on such opinion letter. In addition, Seller represents and warrants to Buyer that on the Closing Date, Target Company shall be a “bank” (as defined in Section 408(n) of the Code).

(iii) Except as Disclosed in Section 2.2.11(d)(iii) of the Seller Disclosure Schedule, Target Company does not serve and during the past 8 years has not served as a custodian, directed trustee or issuer nor provided any other services to any retirement plan, arrangement or account other than those listed in Section 2.2.11(d)(ii) above, including, but not limited to, individual retirement annuities under Section 408(b) of the Code, qualified tuition programs under Section 529 of the Code, employee welfare benefit plans as defined under Section 3(1) of ERISA, Archer medical savings accounts under Section 220 of the Code, health reimbursement arrangements, flexible spending accounts, or cafeteria plans under Section 125 of the Code. In addition, except as Disclosed in Section 2.2.11(d)(iii) of the Seller Disclosure Schedule, Target Company does not serve and during the past 8 years has not served as a prototype sponsor of any Plan that is a SIMPLE IRA Plan, or a SIMPLE IRA. Except as Disclosed in Section 2.2.11(d)(iii) of the Seller Disclosure Schedule, Target Company does not serve and during the past 8 years has not served as a discretionary trustee of any retirement plan, arrangement or account, including, but not limited to, plans intended to be qualified under Section 401(a) of the Code, individual retirement accounts under Section 408(a) of the Code, or individual retirement annuities under Section 408(b) of the Code.

(iv) Except as Disclosed in Section 2.2.11(d)(iv) of the Seller Disclosure Schedule, the form of the Plans and the conduct of Seller, Target Company and each ERISA Affiliate of Target Company with respect to the Plans has been and is in compliance with Applicable Law, including, without limitation, ERISA and the Code, and Target Company has not incurred and is not reasonably expected to incur any liability under either ERISA or the Code relating to the Plans and all governmental reports required to be made by Target Company for acts completed prior to the Closing Date with respect to the Plans have been timely filed. In addition, Target Company has not received notice of or been advised of any investigations by any Governmental Authority with respect to any Plan and there are no other claims, suits or proceedings pending or threatened against Target Company with respect to any Plan.

(e) Collective Investment Fund Compliance.

(i) Target Company serves as trustee of a group trust established pursuant to the Declaration of Trust dated November 28, 2000, as amended (the “Group Trust”) under which has been established the collective investment funds (each, a “Fund,” and collectively, the “Funds”) Disclosed in Section 2.2.11(e)(i) of the Seller Disclosure Schedule for participation solely by employee benefit plans, each of which is intended to qualify as a group trust under IRS Revenue Ruling 81 100, 1981 1 C.B. 326 (“Rev. Rul. 81 100”), as clarified or modified by any successor ruling, regulation or similar action. Seller has made available to Buyer true, correct and complete copies of the governing documents for the Group Trust and each of the Funds, along with any related agreements, forms, contracts or other materials provided to or made available to investors with respect thereto.

(ii) Each of the Group Trust and the Funds meets the criteria under Rev. Rul. 81 100, including that: (1) the Group Trust is adopted as a part of each adopting employer’s plan or each adopting individual retirement account; (2) the Group Trust instrument expressly limits participation to retirement, pension, profit sharing, stock bonus or other employee benefit trusts which are exempt from federal income taxation under Section 501(a) of the Code by reason of qualifying under Section 401(a) of the Code and any governmental plan or unit which is described in Section 818(a)(6) of the Code; (3) the Group Trust instrument prohibits any part of its corpus or income that equitably belongs to any adopting entity from being used for or diverted to any purpose other than for the exclusive benefit of the employees (and the individual for whom an individual retirement account is maintained) and their beneficiaries who are entitled to benefits under such adopting entity; (4) the Group Trust instrument prohibits assignment by an adopting entity of any part of its equity or interest in the group trust; and (5) the Group Trust is created or organized in the United States and is maintained at all times as a domestic trust in the United States.

(iii) Target Company has obtained a favorable determination letter from the IRS that the Group Trust satisfies the requirements of Rev. Rul. 81 100. No event has occurred that would be reasonably likely to negatively impact reliance on such determination letter.

(iv) Target Company does not serve and has never served as a trustee to any other collective investment trust intended to qualify as a group trust under Rev. Rul. 81 100, other than those listed in Section 2.2.11(e)(i) above.

(v) Target Company has discharged its duties with respect to the Group Trust and each Fund in accordance with Section 404(a)(1) of ERISA. Neither Seller, Target Company nor any of its or their affiliates (including its or their respective principals, shareholders, partners, members, directors, officers and employees) has caused any Fund to engage in any non-exempt transaction prohibited under Section 406 of ERISA or upon which a penalty or excise tax would be payable under Section 4975 of the Code.

(vi) The conduct of Seller, Target Company and any of its or their affiliates (including its or their respective principals, shareholders, partners, members, directors, officers and employees) with respect to the Group Trust or any Fund has been and is in compliance with Applicable Law, including ERISA and the Code, and Target Company has not incurred and is not reasonably expected to incur any liability under either ERISA or the Code relating to the Group Trust or any Fund. In addition, Target Company has not received notice of or been advised of any investigations by any Governmental Authority with respect to the Group Trust or any Fund, and there are no other claims, suits or proceedings pending or threatened against Target Company in this regard.

(f) Other Retirement Account Matters.

(i) The conduct of Seller, Target Company and any of its or their Affiliates (including its or their respective principals, shareholders, partners, members, directors, officers and employees) with respect to its retirement account customers, their fiduciaries and advisors, and its disclosure, payment and/or retention of any fees (including, but not limited to, any fee rebates, credits or offsets), has been and is in substantial compliance with ERISA, the Code and all Applicable Law, and the regulations and rulings thereunder, and Target Company has not incurred and is not reasonably expected to incur any liability under either ERISA or the Code in this regard.

(ii) Target Company has not received notice of or been advised of any investigations by any Governmental Authority with respect to the services it provides to its retirement account customers, or the disclosure, payment and/or retention of any fees (including, but not limited to, any fee rebates, credits or offsets), and there are no other material claims, suits or proceedings pending or threatened against Target Company in this regard.

2.2.12. Affiliate Transactions. Seller has Disclosed in Section 2.2.12 of the Seller Disclosure Schedule a correct and complete list of all agreements, arrangements, contracts or other commitments, other than brokerage accounts, in effect as of December 31, 2006 between the Target Company, on the one hand, and any officer, director or shareholder of the Target Company or any of its Affiliates, on the other hand, other than compensation or benefit agreements, arrangements and commitments Disclosed in Section 2.2.14(a) of the Seller Disclosure Schedule by Seller. Since December 31, 2006, except as Disclosed in Section 2.2.12 of the Seller Disclosure Schedule, the Target Company has not entered into any agreements, arrangements, contracts or other commitments, other than brokerage accounts and compensation or benefits agreements, arrangements and commitments, with any officer, director or shareholder of the Target Company or any of its Affiliates. Except as Disclosed in Section 2.2.12 of the Seller Disclosure Schedule, there are no inter company services provided to the Target Company by any Affiliate of the Target Company. All transactions between the Target Company and an Affiliate have been conducted in accordance with Applicable Law.

2.2.13. Labor Matters, etc. Target Company is not a party to or bound by any collective bargaining or other labor agreement. Except as Disclosed in Section 2.2.13 of the Seller Disclosure Schedule, Target Company is currently in compliance with and for the past four years has materially complied with all Applicable Laws pertaining to the employment or termination of employment of their employees, except for any failures to comply that, individually or in the aggregate, do not, and would not reasonably be expected to have a Material Adverse Effect on Target Company.

2.2.14. ERISA.

(a) Schedule of Plans, etc. Seller has Disclosed in Section 2.2.14(a) of the Seller Disclosure Schedule a true and complete list of each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), and each written bonus, incentive or deferred compensation, stock option or other equity based award, retention, change in control, severance, employment or other employee or retiree compensation or benefit plan, program or arrangement (“Benefit Plan”) that is currently or has, in the past six years, been established, adopted or maintained or contributed to by Target Company or to which Target Company contributes or is obligated to contribute or with respect to which Target Company has or could have any liability (collectively, the “Target Plans”). Seller has Disclosed in Section 2.2.14(a) of the Seller Disclosure Schedule a correct and complete list of each Benefit Plan that currently exists or has, in the past six years, been established, sponsored, adopted or maintained or contributed to by Seller or any ERISA Affiliate of Seller (other than the Target Company) that are applicable to individuals who perform services for Target Company (“Seller Plans”) (Seller Plans and Target Plans collectively referred to herein as “Target Group Plans”). Seller has made available to Buyer true and complete copies of all Target Group Plans in which one or more current or former employees of Target Company is eligible to participate or entitled to benefits and, as applicable, all related trusts or other funding agreements, all amendments to such Target Group Plans, the most recent IRS Form 5500 filed in respect of any such Target Group Plan, the most recent summary plan description and summaries of material modifications of any such Target Group Plan and the most recent actuarial valuation prepared for any such Target Group Plan. Except as Disclosed in Section 2.2.14(a) of the Seller Disclosure Schedule, each Target Group Plan intended to be qualified under Section 401(a) of the Code has either (i) received a favorable determination letter from the IRS as to its qualification under the Code covering all Tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or (ii) been submitted to the IRS for such determination letter within the applicable remedial amendment period under Section 401(b) of the Code and such determination letter application is still pending. No amendment has been made to any such Target Group Plan since the date of its most recent determination letter that is reasonably expected to result in the disqualification of such Target Group Plan and no other event has occurred with respect to any such Target Group Plan which is reasonably expected to adversely affect the qualification of such Target Group Plan.

(b) No Minimum Target Funding Standards, etc. Except as Disclosed in Section 2.2.14(b) of the Seller Disclosure Schedule, no Target Group Plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, no Target Group Plan is a multi employer plan (as defined in Section 3(37) of ERISA) or a multiple employer plan and no Target Group Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code. The “amount of unfunded benefit liabilities” within the meaning of Section 4001(a)(18) of ERISA does not exceed zero with respect to any Target Group Plan subject to Title IV of ERISA. No material liability has been incurred pursuant to the provisions of Title I or Title IV of ERISA by the Target Company or any ERISA Affiliate thereof and no condition or event exists or has occurred which is reasonably expected to result in any such material liability to any such Person, in each case, in respect of any Target Group Plan.

(c) Operation of the Target Plans, etc. Each of the Target Group Plans has been operated and administered in compliance with its terms and all Applicable Law, including but not limited to ERISA and the Code, except for any failure(s) to comply that, individually or in the aggregate, is not reasonably expected to have a Material Adverse Effect on Target Company or on any Target Group Plan. There are no claims, actions, or other litigation pending or, to the Knowledge of Seller, threatened against or with respect to any Target Group Plan or its assets (other than routine claims for benefits under the terms of any such Target Group Plan) and there are no facts or circumstances known to Seller, the Target Company or any Subsidiary that could reasonably be expected to give rise to such suit, action or other litigation. All contributions required to have been made to any Target Group Plan by Target Company or any ERISA Affiliate thereof pursuant to Applicable Law (including, without limitation, ERISA and the Code) or a plan document have been made within the time required by such Applicable Law or plan document or if not yet due, adequate accruals have been provided for in the financial statements.

(d) No Prohibited Transactions. Neither Target Company nor any ERISA Affiliate has engaged in any transaction involving a Target Group Plan in violation of Section 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, except for any such liability that, individually or in the aggregate, is not reasonably expected to have a Material Adverse Effect on Target Company. Neither Target Company nor any ERISA Affiliate has participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Target Plan and has any unpaid civil liability under Section 502(1) of ERISA, except for any such violation or liability that, individually or in the aggregate, is not reasonably expected to have a Material Adverse Effect on Target Company. Except as Disclosed in Section 2.2.14(d) of the Seller Disclosure Schedule, there are no suits, investigations or other proceedings pending or, to the Knowledge of Seller, threatened in writing by any Governmental Authority against any Target Group Plan, the trustee of any assets held thereunder or Target Company, relating to the Target Plans.

(e) Welfare Plans. The Target Group Plans that are group health plans (as defined for the purposes of Section 4980B of the Code and Part 6 of Subtitle B of title I of ERISA and all regulations thereunder (“COBRA”)) have complied with the requirements of COBRA to provide healthcare continuation coverage to qualified beneficiaries who have elected, or may elect to have, such coverage, except for any violation that, individually or in the aggregate, is not reasonably expected to have a Material Adverse Effect on Target Company. The Target Group Plans that are health plans (as defined in 45 CFR 160.103) and thereby are subject to the requirements of the Health Insurance Portability and Accountability Act of 1996 have been administered in compliance with such provisions. No Target Group Plan provides health or death benefit coverage beyond the termination of an employee’s employment, except as required by COBRA or pursuant to any state laws requiring continuation of benefits coverage following termination of employment.

(f) Reportable Event. Except as Disclosed in Section 2.2.14(f) of the Seller Disclosure Schedule, no Target Group Plan that is a Target Pension Plan has been the subject of a reportable event as described in Section 4043 of ERISA, as to which notices would be required to be filed with the PBGC. For purposes of this Section 2.2.14, “Target Pension Plan” shall mean a funded employee pension benefit plan, as defined in Section 3(2) of ERISA, established or maintained by Target Company or any ERISA Affiliate that is not an individual account plan within the meaning of Section 3(34) of ERISA.

(g) No Liability. Except as Disclosed in Section 2.2.14(g) of the Seller Disclosure Schedule, neither the Target Company nor any ERISA Affiliate has incurred any liability for any tax imposed under Chapter 43 of the Code.

(h) Required Contributions. No Target Plan that is a Target Pension Plan has incurred any “accumulated funding deficiency” within the meaning of Section 302 of ERISA or Section 412 of the Code and no Target Plan that is a Target Pension Plan has requested or received a waiver of the minimum funding standards imposed by Section 412 of the Code.

(i) No Termination. There has been no termination or partial termination, as defined in Section 411(d) of the Code and the regulations thereunder, of any Target Group Plan that is a Target Pension Plan.

(j) No Acceleration. No benefit under any Target Group Plan, including, without limitation, any severance or parachute payment plan or agreement, will be established or become accelerated, vested or payable by reason of any transaction contemplated under this Agreement either alone or in conjunction with another event (e.g., termination of employment).

(k) Deductibility. The tax deductibility of any amount payable under any Target Group Plan will not be limited by operation of Section 162(m) or 280G of the Code.

(l) Classification. Each individual who renders services to Target Company who is classified as having the status of an independent contractor, intern or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Target Group Plans) is properly so characterized and treated.

(m) WARN. Target Company is and has been in compliance with all notice and other requirements under the Workers’ Adjustment and Retraining Notification (WARN) Act and any similar state or local laws relating to plant closing and layoffs. Except as Disclosed on Section 2.2.14(m) of the Seller Disclosure Schedule, none of the employees of Target Company have suffered an “employment loss” (as defined in the WARN Act) during the 90 day period prior to the date of this Agreement. Seller shall update the listing on Section 2.2.14(m) of the Seller Disclosure Schedule at the Closing for employment losses occurring during the 90 day period prior to Closing.

(n) Code Section 409A. Each Target Group Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 through the date hereof and has not been materially modified since October 3, 2004. There are no agreements in place that would entitle any participant in any such plan to reimbursement for any additional tax imposed by Section 409A of the Code.

2.2.15. Environmental Matters. Except as Disclosed in Section 2.2.15 of the Seller Disclosure Schedule:

(a) The Target Company and the Target Facilities are and have been in compliance with and have no liability under all Environmental Laws.

(b) To the Knowledge of Seller, the Target Company possesses and has possessed all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws for the operation of its business as presently and previously conducted.

(c) The Target Company has not received any written claim, notice of violation or citation concerning any violation or alleged violation of any applicable Environmental Law with respect to the Target Company or the Target Facilities since January 1, 2004 or prior thereto for which the Target Company has any remaining liability.

(d) There are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings pending or, to the Knowledge of Seller, threatened, concerning compliance by the Target Company or the Target Facilities with any Environmental Law.

(e) There have been no Releases of Hazardous Materials and no Person has been exposed to any Hazardous Materials at, to, from, on or under any property currently or formerly operated or leased by the Target Company that could result in a liability to the Target Company under Environmental Laws.

(f) The Target Company has no liability under Environmental Laws relating to the transportation, treatment, storage or disposal of any Hazardous Materials.

2.2.16. Litigation. Seller has Disclosed in Section 2.2.16 of the Seller Disclosure Schedule a list, which is true and complete, of all judicial or administrative actions, suits, investigations, inquiries or proceedings pending or, to the Knowledge of Seller, threatened, (a) against, with respect to or involving Target Company, (b) that questions the validity of this Agreement or of any action taken or to be taken by Seller or Target Company in connection with this Agreement or the transactions contemplated hereby (including the Stock Sale and the Reorganization) or (c) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No other judicial or administrative action, suit, investigation, inquiry or proceeding is pending against the Target Company and, to the Knowledge of Seller, no other such judicial or administrative action, suit, investigation, inquiry or proceeding has been threatened against the Target Company. For purposes of this Section 2.2.16, judicial or administrative actions, suits, investigations, inquiries or proceedings pending or threatened against Customers of Target Company (but not against the Target Company), or in respect of real or personal property held in the name of Target Company solely for the benefit of a Customer or Customers, are expressly excluded.

2.2.17. Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of Seller or Target Company in such manner as to give rise to any claim against Seller or Target Company for any brokerage, investment banker or finder’s commission, fee or similar compensation and no Person is otherwise entitled to any brokerage, investment banker or finder’s commission, fee or similar compensation in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller, Target Company or any of their respective Affiliates, except for Credit Suisse Securities (USA), LLC (the fees and expenses of which will be paid for by Seller).

2.2.18. Risk Management Instruments. All Derivative Transactions, whether entered into for the account of the Target Company or for the account of a Customer of the Target Company were duly authorized and entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice, Applicable Law and the investments, securities, commodities, management and other policies, practices and procedures employed by the Target Company, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of the Target Company enforceable against it in accordance with their terms, and are in full force and effect. The Target Company has duly performed all of its obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and to the Knowledge of Seller, there are no breaches, violations or defaults or allegations or assertions of such by any party thereupon.

2.2.19. Investment Securities and Commodities.

(a) Target Company has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business. Such securities and commodities are valued on the books of the Target Company in accordance with GAAP in all material respects.

(b) Target Company employs investment, securities, commodities, risk management and other policies, practices and procedures that the Target Company believes are prudent and reasonable in the context of its businesses.

2.2.20. Customers. At the time each Customer’s account was opened, the Target Company obtained the valid, binding and enforceable documentation necessary to maintain such account and to perform services for such Customer in a manner consistent with the activities performed on behalf of such Customer. The Customer Account Information has been maintained in accordance with all Applicable Laws and is in a format that can generally be retrieved without unreasonable effort or expense in response to any Customer request or inquiry from any Governmental Authority for the period required by Applicable Law. With respect to each Customer, Seller has provided to Buyer a copy of all the agreements or contracts that have been entered into between such Customer and Seller.

2.3. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

2.3.1. Authorization; No Conflicts; Status of Buyer, etc.

(a) Due Organization, etc. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with the requisite corporate power and authority to carry on its business as now conducted and to own or lease and to operate its properties as and in the places where such business is now conducted and such properties are now owned, leased or operated. Buyer is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions in which the failure to be so qualified, individually or in the aggregate, would reasonably be expected to materially impair or delay the ability of Buyer to perform its obligations under this Agreement and to consummate the transactions contemplated hereby (including, without limitation, the Stock Sale and any payment obligations that arise pursuant to Section 1.9).

(b) Authorization, etc. Buyer has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby (including, without limitation, the Stock Sale). The execution and delivery of this Agreement by Buyer, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby, have been duly authorized by all requisite corporate action of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

(c) No Conflicts. Except as Disclosed in Section 2.3.1(c) of the Buyer Disclosure Schedule, the execution and delivery of this Agreement by Buyer, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby will not, directly or indirectly and, in each case, with or without the giving of notice or lapse of time, or both, contravene, result in any violation of, loss of rights or default under, constitute an event creating rights of acceleration, termination, repayment or cancellation under, entitle any party to receive any payment or benefit pursuant to, or result in the creation of any Lien upon any of the properties or assets of Buyer or any of its Affiliates under, (i) any provision of the Organizational Documents of Buyer, (ii) any Applicable Law or Governmental Approval applicable to Buyer or any of its Affiliates or any of their respective properties or (iii) any agreement, contract or commitment to which Buyer or any of its Affiliates is a party or to which any of its assets are bound (including, without limitation, the Buyer Credit Agreement), except for any such contraventions, violations, losses, defaults, accelerations, terminations, repayments, cancellations or Liens that, individually or in the aggregate, would not reasonably be expected to materially impair or delay the ability of Buyer to perform its obligations under this Agreement and to consummate the transactions contemplated hereby (including, without limitation, the Stock Sale, the Reorganization and any payment obligations that arise pursuant to Section 1.9). Except for the Required Buyer Approvals, no Governmental Approvals are necessary to be obtained or made by Buyer, its Affiliates and the Toronto-Dominion Bank and its affiliates in connection with the execution and delivery of this Agreement by Buyer, the performance by Buyer of its obligations hereunder or the consummation by Buyer of the transactions contemplated hereby (including, without limitation, the Stock Sale).

(d) Status. No Governmental Approval is required under the BHC Act or under Canadian law by Toronto-Dominion Bank or any of its Subsidiaries in connection with the transactions contemplated by this Agreement (other than any post-closing notice that may be required under the BHC Act).

2.3.2. Litigation. There is no judicial or administrative action, suit, investigation, inquiry or proceeding pending or, to the Knowledge of Buyer, threatened that (i) questions the validity of this Agreement or of any action taken or to be taken by Buyer in connection with this Agreement or the transactions contemplated hereby or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this

Agreement, except in each case any such actions, suits, investigations, inquiries or proceedings that, individually or in the aggregate, would not reasonably be expected to materially impair or delay the ability of Buyer to perform its obligations under this Agreement and to consummate the transactions contemplated hereby (including, without limitation, the Stock Sale, the Reorganization and any payment obligations that arise pursuant to Section 1.9).

2.3.3. Compliance with Laws, etc. Except as Disclosed in Section 2.3.3 of the Buyer Disclosure Schedule, or as described in TD AMERITRADE Holding Corporation’s most recent Annual Report on Form 10-K filed with the Commission or in the filings of TD AMERITRADE Holding Corporation with the Commission since the date of its most recent Annual Report on Form 10-K disclosed in Section 2.3.3 of the Buyer Disclosure Schedule and filed prior to the date hereof, none of Buyer, The Toronto-Dominion Bank or any of their respective Affiliates is in material violation of or material default under, or has at any time since December 31, 2004 materially violated or been in material default under, (i) any Applicable Law applicable to it or any of its properties or business, except for any such violation or default that would not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby, or (ii) any provision of its Organizational Documents. Buyer has Disclosed in Section 2.3.3 of the Buyer Disclosure Schedule a correct and complete list of all consent decrees or other similar agreements entered into by Buyer or its Affiliates with any Governmental Authority that are currently in effect, except for such consent decrees or other similar agreements that would not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No Governmental Authority has instituted, implemented, taken or, to the Knowledge of Buyer, threatened to take any other action the effect of which, individually or in the aggregate, is reasonably expected to have a material adverse effect on Buyer’s or any of its Subsidiaries’ ability to consummate the transactions contemplated hereby (including, without limitation, the Stock Sale, the Reorganization and any payment obligations that arise pursuant to Section 1.9).

2.3.4. Financing. Buyer has available, and as of the Closing will have available, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Preliminary Purchase Price and pay any other amounts to be paid by it under this Agreement. Buyer’s obligations hereunder are not subject to any condition regarding Buyer’s ability to obtain financing for the consummation of the transactions contemplated hereunder.

2.3.5. Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of Buyer in such manner as to give rise to any claim against Buyer for any brokerage, investment banker or finder’s commission, fee or similar compensation and no Person is otherwise entitled to any brokerage, investment banker or finder’s commission, fee or similar compensation in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any of its Affiliates, except for Banc of America Securities LLC (the fees and expenses of which will be paid for by Buyer).

2.3.6. Investment. The Target Shares will be acquired by Buyer for its own account for the purpose of investment and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Buyer has not, directly or indirectly, offered the Target Shares to anyone or solicited any offer to buy the Target Shares from anyone, so as to bring such offer and sale of the Target Shares by Buyer within the registration requirements of the Securities Act. Buyer will not sell, convey, transfer or offer for sale any of the Target Shares except in compliance with the Securities Act and any applicable state securities laws or pursuant to an exemption therefrom.

2.3.7. Absence of Certain Facts and Circumstances. As of the date of this Agreement, to the Knowledge of Buyer, there are no facts, circumstances or other reason that would prevent the receipt of any Required Buyer Approval for the transactions contemplated by this Agreement in a timely manner.

2.3.8. Portfolio Yield. Buyer has Disclosed in Section 2.3.8 of the Buyer Disclosure Schedule the average gross yield received by Buyer on the Buyer’s MMDA Portfolio at TD Bank USA for the quarter ended March 31, 2007.

2.4. No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Agreement, none of Seller, Buyer or any other Person has made or makes any other express or implied representation or warranty either written or oral, on behalf of Seller or Buyer.

ARTICLE III.

COVENANTS

3.1. Covenants of Seller.

3.1.1. Conduct of Business. From the date hereof to the Closing Date, except (i) as contemplated by or in connection with this Agreement or the transactions contemplated hereby (including, but not limited to, the transfers contemplated by Section 3.1.5), (ii) as Disclosed in Section 3.1.1 of the Seller Disclosure Schedule, (iii) with the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed), or (iv) with respect to activities of the Seller or Target Company that primarily relate to the operation and management of the Excluded Assets, Excluded Liabilities or the Excluded Business and that do not materially interfere with the operation of the Target Businesses after the Closing, Seller will cause Target Company to:

(a) carry on its business in the ordinary course, and use commercially reasonable efforts to:

(i) preserve intact its present business organization;

(ii) keep available the services of its executive officers and key employees;

(iii) preserve its relationships with Customers, suppliers and others having material business dealings with it;

(iv) maintain in full force and effect substantially the same levels of coverage of insurance and fidelity bonds with respect to its assets, operations and activities as are in effect as of the date hereof;

(v) comply with all Applicable Laws;

(vi) maintain in full force and effect and comply with any Governmental Approvals applicable to the Target Company;

(vii) collect its receivables and pay its payables only in the ordinary course consistent with past practices; and

(viii) maintain its Books and Records consistent with past practices and in accordance with GAAP and all Applicable Laws;

(b) not amend its Organizational Documents;

(c) not merge or consolidate with, or agree to merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any business or any corporation, partnership, association or other business organization or division thereof;

(d) not repurchase, redeem or otherwise acquire any Target Shares;

(e) not issue or sell any Target Shares or any options, warrants or other similar rights, agreements or commitments of any kind to purchase any such shares or any securities convertible into or exchangeable for any such shares;

(f) not incur, assume, guarantee (including by way of any agreement to “keep well” or of any similar arrangement) or prepay any Indebtedness or amend the terms relating to any Indebtedness or issue or sell any debt securities, except for (i) any such incurrence, assumption, guarantee or prepayment of such Indebtedness or amendments of the terms of such Indebtedness in the ordinary course of business in an aggregate amount not exceeding $2,000,000, (ii) any Indebtedness constituting deposits or in connection with checks drawn on financial institutions which constitute a liability separate from deposits but arising out of the deposit obligation, or (iii) any such incurrence, assumption, guarantee or prepayment of such Indebtedness or amendments of the terms of such Indebtedness in the ordinary course of business consistent with the ALCO policy in connection with the management of investment portfolio liquidity;

(g) not sell, transfer, assign, convey, mortgage, pledge or otherwise subject to any Lien any of its properties or assets, tangible or intangible, except for Target Permitted Encumbrances or in the ordinary course of business;

(h) not grant any rights or licenses to use any computer software owned by the Target Company or enter into any licensing or similar agreements or arrangements, in each case other than in the ordinary course of business;

(i) not make any material changes in its material terms of sale or in its general policies or practices relating to the selling practices, discounts or other material terms of sale or accounting therefor other than in the ordinary course of business;

(j) not change in any material respect its accounting practices, policies, methods or principles, other than any such changes as may be required under GAAP or other generally accepted accounting principles of the applicable jurisdiction, or acquire or lease any material asset;

(k) not enter into any agreements, contracts or commitments for, or make any, capital expenditures that, in the aggregate, provide for total payments by Target Company of more than $500,000;

(l) not enter into any agreement, contract, license or commitment containing covenants binding on Target Company not to, or otherwise limiting the freedom of Target Company to, compete in any line of business, with any Person or in any geographic area, or hire any individual or group of individuals;

(m) not enter into any agreement, contract, license or commitment that would be a Target Contract if entered into prior to the date hereof, or modify, amend or terminate any Target Contract or waive, release, cancel or assign any material rights or claims thereunder, except that prior written consent of Buyer shall not be required for such actions in the ordinary course of business;

(n) not enter into any agreement, contract or commitment the intent of which is to outsource to an entity other than Seller and its Affiliates any of the services that Seller will be providing under the Transition Services Agreement , except for such agreements, contracts and commitments that, in the aggregate, provide for total payments by Seller and its Affiliates, of no more than $250,000;

(o) not take any action that would, or would reasonably be expected to, result in the Target Company not having Minimum Regulatory Capital as of the Closing;

(p) not authorize, agree or commit to do any of the foregoing referred to in clauses (a) - (o); and

(q) promptly advise Buyer of any fact, condition, occurrence or change known to Seller that is reasonably expected to have a Material Adverse Effect on Target Company or cause a breach of this Section 3.1.1.

3.1.2. Access and Information. From the date hereof to the Closing Date, Seller will, and will cause Target Company to, give to Buyer and Buyer’s Representatives reasonable access during normal business hours to Target Company and its offices, properties, books, contracts, commitments, reports, records, directors, officers and employees, and to furnish them or provide them access to all such documents, financial data, records, information, directors, officers and employees with respect to the properties and businesses of Target Company as Buyer shall from time to time reasonably request; provided, that the foregoing shall comply with all Applicable Laws, be under the general coordination of Seller and shall be subject to the confidentiality provisions set forth in Section 7.5.10.

3.1.3. Subsequent Financial Statements and Filings.

(a) Governmental Authority Filings. From the date hereof to the Closing Date, Seller will file, or cause to be filed, with the Colorado Division of Banking, the FDIC or other relevant Governmental Authority, and promptly thereafter make available to Buyer, copies of each material registration, report, statement, notice or other filing required to be filed by Target Company with the Colorado Division of Banking, the FDIC or any other Governmental Authority under Applicable Law. All such registrations, reports, statements, notices or other filings shall comply in all material respects with Applicable Law.

(b) Tax Returns. Seller shall duly and timely file all Seller Group Tax Returns, and shall cause Target Company to duly and timely file all Target Tax Returns, required to be filed on or before the Closing Date (including such Tax Returns filed pursuant to any valid extension of time to file). Seller shall prepare and duly and timely file all Seller Group Tax Returns that are due after the Closing Date with respect to periods ending on or before the Closing Date. Seller shall prepare and Buyer shall cause Target Company to duly and timely file all Target Tax Returns that are due after the Closing Date with respect to periods ending on or before the Closing Date. Such Seller Group Tax Returns and Target Tax Returns shall be prepared on a basis consistent with the prior Tax Returns for the same Person. Seller shall allow Buyer a reasonable opportunity to review and comment on such Seller Group Tax Returns (insofar as they relate to Target Company) and such Target Tax Returns. Seller shall prepare drafts of all Target Tax Returns that are due after the Closing Date with respect to taxable periods ending on or prior to the Closing Date and shall allow Buyer a reasonable opportunity to review and comment on such Tax Returns. Buyer shall cause Target Company to file such Target Tax Returns; provided, that such Target Tax Returns have been prepared on a basis consistent with prior Tax Returns of Target Company and do not reflect positions that Buyer reasonably determines are not supported by Applicable Law. Buyer shall prepare, on a basis consistent with prior Tax Returns of Target Company, all Target Tax Returns that relate to taxable periods beginning on or prior to the Closing Date and ending after the Closing Date. Target Company shall furnish Seller with such information as Seller may reasonably request in connection with the preparation of or for inclusion in Seller Group Tax Returns for the periods ending on or before the Closing Date. No election under Section 336(e) of the Code shall be made with respect to Target Company in connection with any transaction contemplated by this Agreement; provided, however, that any deemed election resulting from, or election required to make effective, the elections provided for in Section 3.3 hereof shall be permitted.

(c) Amended Tax Returns. Buyer agrees that Seller may prepare and file amended Seller Group Tax Returns for any period (including a period for which Target Company was included) and that Seller shall be entitled to keep any Tax refund or credit relating to any Seller Group Tax Return (unless it was taken into account in computing any adjustment to the Preliminary Purchase Price pursuant to Section 1.7), except to the extent that such credit or refund relates to or results from tax items of Target Company attributable to periods or portions of periods following the Closing Date. Buyer further agrees that Seller may prepare, and Buyer will cause Target Company to file (provided, that such amended tax returns have been prepared in a manner consistent with past practice of Target Company and do not reflect positions which Buyer reasonably determines are not supported by Applicable Law) amended Tax returns with respect to any Tax of Target Company for any period ending on or prior to the Closing Date and that any Tax refund or credit (including any interest and penalty thereon) with respect to any Tax of Target Company for any period ending on or prior to the Closing Date shall be paid (unless such refund or credit was taken into account in computing any adjustments to the Purchase Price pursuant to Section 1.7 or relates to tax items of Target Company attributable to periods or portions of periods following the Closing Date), to Seller as promptly after it is received. After the Closing, Buyer shall not, and shall not permit Target Company or any Affiliate of Buyer to, amend any Tax return of Target Company for any period ending on or prior to or that includes the Closing Date, or to take a position inconsistent with any such Tax return, without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.

3.1.4. Public Announcements. From the date hereof to the Closing Date, except as required by Applicable Law (in which case Seller shall use its commercially reasonable efforts to consult with Buyer before releasing any such information), Seller shall not, and shall cause Target Company and each of their respective Affiliates not to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of Buyer, which will not be unreasonably withheld or delayed. Seller will (and will cause Target Company to) cooperate with Buyer to develop all public communications and make appropriate members of management available at presentations related to the transactions contemplated hereby as reasonably requested by Buyer.

3.1.5. Reorganization.

(a) Prior to the Closing, Seller will use its commercially reasonable efforts to consummate the transactions set forth in the purchase and assumption agreement set forth on Exhibit B hereto (the “P&A Agreement”). The purpose and intent of the P&A Agreement is to (i) cause Target Company to assign and transfer to Seller or one of its Affiliates (other than Target Company) (such person, the “Assignee”) all of Target Company’s assets and properties other than the Customer-Related Assets (such assets and properties together with the Non-Conforming IAS Accounts, the “Excluded Assets”) and (ii) cause the Assignee to assume all of Target Company’s liabilities and obligations other than those liabilities and obligations arising from Buyer’s performance of the Target Company’s obligations under the Customer-Related Assets (such liabilities and obligations, the “Excluded Liabilities”) (such assignment and assumption, the “Reorganization”). In connection with effecting the Reorganization, with respect to the investment portfolio securities, (A) the investment portfolio securities shall be assigned and transferred to Seller or one of its Affiliates, on the one hand, and retained by the Target Company, on the other hand, such that the aggregate mark-to-market losses are distributed pro rata between the two based on client deposit liabilities, (B) the mark-to-market pricing shall be performed by an independent third party (e.g. IDC) to be mutually agreed upon by Buyer and Seller, and (C) Buyer shall determine which investment portfolio securities shall be retained by the Target Company in accordance with the provisions set forth in the immediately preceding clauses (A) and (B). Seller, in consultation with Buyer, may modify the structure of the Reorganization, including the terms of the P&A Agreement, so long as such modifications do not materially affect the intended results of the Reorganization, provided, that Seller shall take under good faith consideration any reasonable comments timely received from Buyer relating to such modifications.

(b) Except as Disclosed in Section 3.1.5(b) of the Seller Disclosure Schedule, as part of the Reorganization (and prior to the Closing) all intercompany agreements, receivables, payables, loans and investments then existing between Seller or any of its Affiliates, on the one hand, and Target Company, on the other hand, (other than the Transition Services Agreement) shall be terminated, paid or otherwise eliminated prior to the Closing Date and no further rights or obligations of any party shall continue after the Closing thereunder.

(c) For the purposes of this Agreement, “Customer-Related Assets” means all of Target Company’s right, title and interest in, to and of: the Customers, all Customer accounts (including, without limitation, all Assets Under Custody in such accounts and all deposits in and related to such accounts), all Customer Account Information, all documentation related to such Customer accounts, all contracts and agreements with such Customers (including, without limitation, program master service agreements and master services agreements with Customers), all accounts receivable and other current assets related to such Customer accounts, all of Target Company’s Governmental Approvals, the Minimum Regulatory Capital, all Intellectual Property solely related to the Target Businesses (including, without limitation, the Target Intellectual Property), all Books and Records related to the Target Business, all Corporate Records, all goodwill of the Target Business as a going concern, any credits relating to deposit insurance assessments it is eligible to receive from the FDIC and all other assets and properties Disclosed in Section 3.1.5(c) of the Seller Disclosure Schedule.

3.1.6. Acquisition Proposals. Following the execution of this Agreement, Seller shall, and shall cause its Affiliates (including, without limitation, Target Company) and each of their respective Representatives to, immediately cease any existing discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal, and shall not, and shall cause its Affiliates (including, without limitation, Target Company) and each of their respective Representatives to not, directly or indirectly, (a) initiate, facilitate, encourage or solicit the making of any Acquisition Proposal or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal from any Person, (b) provide any non-public information regarding Target Company to, or enter into or maintain or continue any discussions or negotiations with, any Person with respect to any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal or (c) enter into any agreement providing for any Acquisition Proposal.

3.1.7. Books and Records. On the date of Conversion or as soon thereafter as reasonably practicable, Seller will deliver, or cause to be delivered, to Buyer (i) all Corporate Records and (ii) all Books and Records and Customer Account Information of the Target Company in the possession of Seller that relate to the Target Businesses, except for such Books and Records and Customer Account Information that date back to periods prior to 1999 and that exist only in a tangible, non-electronic or non-digital format, including, but not limited to, microfiche, microfilm, analog cassette tapes and paper records (collectively, the “Historical Records”). Seller shall, and shall cause its Affiliates and the acquiror of the

Excluded Business to, maintain the Historical Records in accordance with Applicable Law regarding record retention and its own internal record keeping policies, and shall make the Historical Records available to Buyer and its Representatives at any time and as promptly as practicable upon receiving a request for such access from Buyer, but in no event later than 2 days upon receipt of such request, at no cost to Buyer (other than photocopying expenses and reasonable out-of-pocket costs incurred in connection with making such Historical Records available).

3.1.8. Further Actions.

(a) Generally. From the date hereof to the Closing Date, Seller will, and will cause Target Company to, use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to fulfill Seller’s obligations under this Agreement and to consummate and make effective as promptly as possible the transactions contemplated hereby (including the Stock Sale and the Reorganization).

(b) Filings, etc. From the date hereof to the Closing Date, Seller will, as promptly as practicable, but in no event later than 30 days following the date of this Agreement, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by or on behalf of Seller or Target Company pursuant to Applicable Law in connection with this Agreement or the consummation of the transactions contemplated hereby (including the Stock Sale and the Reorganization), including but not limited to filings pursuant to the HSR Act and all other Required Seller Approvals; provided, that Buyer will have sole responsibility for initiating communication with the FTC or the DOJ. Buyer will have the right to review in advance, and to the extent practicable Seller will consult with Buyer, in each case subject to Applicable Laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with such filings; provided, that Seller’s 4(c) documents may be shared on an outside counsel basis only. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. From the date hereof to the Closing Date, Seller, as promptly as practicable, will make, or cause to be made, all such other filings and submissions under any Applicable Law applicable to Seller or Target Company, as may be required for Seller to consummate the transactions contemplated hereby (including, without limitation, the Stock Sale and the Reorganization). Seller shall use its commercially reasonable efforts to promptly obtain any clearance required pursuant to the HSR Act or any other Governmental Approvals for the consummation of this transaction and shall keep Buyer apprised in all material respects of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority and shall comply promptly with any such inquiry or request; provided, that Seller shall not be required to consent to the divestiture or other disposition of any of its or its Affiliates’ assets or to consent to any other structural or conduct remedy and shall have no obligation to contest, administratively or in court, any ruling, order or other action of any Governmental Authority respecting the transactions contemplated by this Agreement.

(c) Consents. Seller, as promptly as practicable, will use commercially reasonable efforts to obtain, or cause to be obtained, the Consents Disclosed in Section 3.1.8 of the Seller Disclosure Schedule; provided, however, that, in connection with obtaining any such Consent, Target Company shall not be permitted to consent to any action or to make or offer to make any commitment or undertaking or incur any liability or obligation without the prior written consent of Buyer, which will not be unreasonably withheld or unduly delayed.

(d) Other Actions. Seller will, and will cause Target Company to, coordinate and cooperate with Buyer in exchanging such information and supplying such reasonable assistance as may be reasonably requested by Buyer in connection with the filings and other actions contemplated by Section 3.2.2. At any time or from time to time after the Closing, Seller shall execute and deliver to Buyer such other documents and instruments, provide such materials and information and take such other actions as Buyer may reasonably request to fulfill each of Seller’s obligations under this Agreement and consummate the transactions contemplated hereby (including, without limitation, the Stock Sale and the Reorganization).

(e) Notice of Certain Events. From the date hereof to the Closing Date, Seller shall promptly notify Buyer of:

(i) any fact, condition, event or occurrence known to Seller that will or reasonably may be expected to result in the failure of any of the conditions contained in Sections 4.1 and 4.2 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.

(f) Tax Sharing Agreements. Seller shall cause all Tax sharing agreements or similar arrangements to which Target Company is a party to be terminated with respect to the Target Company by the Closing Date, without any continuing liability of Target Company to any other party to such agreement or arrangement.

(g) Dividends. Notwithstanding anything to the contrary in this Agreement, from the date hereof to the Closing Date, Target Company may pay cash dividends so long as the Target Company maintains Minimum Regulatory Capital following the payment of such dividends.

(h) Correct Date of Birth Information. Prior to the Closing, Seller shall, and shall cause Target Company to, use commercially reasonable efforts to obtain and provide to Buyer correct date of birth information for all of the Acquired IAS Accounts.

(i) Sale of Excluded Business. Following the Closing, Seller shall not, and shall cause its Affiliates not to, consummate any sale of any material portion or majority control of the Excluded Business to any Person prior to Conversion.

(j) Customer Account Documentation. Prior to Closing, Seller shall cooperate with Buyer in good faith to identify those Customers whose agreements may not be assigned to Buyer without affirmative consent of the Customer or whose agreements may not be unilaterally amended by Seller, and for each Customer so identified Seller shall enter into a new agreement with such Customer that resolves such assignment or amendment issues to the reasonable satisfaction of Buyer.

3.1.9. Restrictive Covenants.

(a) Non-Competition. For a period of three (3) years following the Closing Date, Seller shall not, and Seller shall cause its Subsidiaries not to, directly or indirectly, in any capacity, engage in or have any direct or indirect ownership interest in, or permit its name to be used in connection with (other than those name permissions that are granted in the ordinary course of business), any business anywhere in the United States that is engaged, either directly or indirectly, in the AS Business or the IRPS Business (each of the foregoing being referred to herein as a “Competing Business”); provided, however, that the following shall not be deemed a violation of this Section 3.1.9(a).

(i) Ownership of stock of any corporation listed on a national securities exchange or traded over the counter so long as Seller and its Subsidiaries collectively do not own more than an aggregate of five percent (5%) of the voting stock of such corporation;

(ii) financing, lending or making extensions of credit to, or foreclosing on the collateral of, any Competing Business in the ordinary course of business, including, without limitation, acquiring any equity securities of any Person that has outstanding indebtedness to Seller or any of its Affiliates, or operating a Competing Business as a result of such acquisition, in each case, in satisfaction of a debt previously contracted that is in a distressed or troubled situation;

(iii) making any investment (or activity related thereto) in a fiduciary or agency capacity of any type and carried out on behalf of clients or other beneficiaries; or

(iv) the ownership of, an affiliation with, or the conduct of any other prohibited activity with respect to, a Person that conducts, either directly or indirectly, a Competing Business (any such Person, together with all of its Affiliates, a “Competing Person”) that is the direct or indirect result of (A) the merger, consolidation, share exchange, sale or purchase of assets or similar business combination involving Seller or any of its Affiliates and any Competing Person or (B) the acquisition of any Competing Person by Seller or any of its Affiliates, if, in the case of either (A) or (B), at least 75% of the total consolidated assets or total consolidated revenues (including as revenues net interest income revenues with respect to a lending business) of such Competing Person in the calendar year prior to such ownership or affiliation does not relate to a Competing Business.

It is recognized that the Target Businesses are expected to be conducted throughout the United States and that more narrow geographical limitations of any nature on the covenants set forth in this Section 3.1.9 are, therefore, not appropriate.

(b) Non-Solicitation.

(i) For a period of three (3) years following the date hereof, Seller shall not, and Seller shall cause its Affiliates not to, directly or indirectly (A) solicit for employment (or any similar arrangement) or hire (or enter into any similar arrangement) any employee of Buyer or any of its Affiliates that has interacted with Seller, its Affiliates or their respective employees in connection with the transactions contemplated by this Agreement, (B) persuade, induce or attempt to persuade or induce any employee of Buyer or any of its Affiliates that has interacted with Seller, its Affiliates or their respective employees in connection with the transactions contemplated by this Agreement to leave his or her employment with Buyer or any of its Affiliates, or (C) disparage Buyer, any of its Affiliates or the Target Businesses to any Customer, or encourage any Customer to not continue or retain the services of Buyer or any of its Affiliates, except that this clause (C) shall not apply to the enforcement of this Agreement or to proceedings in any threatened or actual litigation matter in which Buyer and Seller and/or their respective Affiliates are opposing parties; provided, however, that this Section 3.1.9(b)(i) shall not prohibit (x) general solicitations for employment through advertisements not specifically targeted at any employee or employees of Buyer or any of its Affiliates that has been involved in the transactions contemplated by this Agreement, (y) a hiring that results from an inquiry made by an employee of Buyer or any of its Affiliates that has interacted with Seller, its Affiliates or their respective employees in connection with the transactions contemplated by this Agreement to Seller or its Affiliates regarding potential employment after the termination of such employee’s employment with Buyer or its Affiliates or (z) hirings by Affiliates of Seller that are Competing Businesses that are acquired by Seller in accordance with the terms of Section 3.1.9(a).

(ii) Except as set forth in Section 3.2.3(b), for a period of three (3) years following the date hereof, Buyer shall not, and Buyer shall cause its Affiliates not to, directly or indirectly, (A) solicit for employment (or any similar arrangement) or hire (or enter into any similar arrangement with) any employee of (x) Target Company who was an employee of Target Company immediately prior to the Reorganization, or (y) Seller or any of its Affiliates that has interacted with Buyer, its Affiliates or their respective employees in connection with the transactions contemplated by this Agreement (each of the employees referred to in subsections (x) and (y) above is a “Covered Employee”), (B) persuade, induce or attempt to persuade or induce any Covered Employee to leave his or her employment with Seller or any of its Affiliates, or (C) disparage Seller or any of its Affiliates to any Customer, or encourage any Customer to not continue or retain the services of Seller or any of its Affiliates, except that this clause (C) shall not apply to the enforcement of this Agreement or to proceedings in any threatened or actual litigation matter in which Buyer and Seller, and/or their respective Affiliates are opposing parties; provided, however, that this Section 3.1.9(b)(ii) shall not prohibit general solicitations for employment through advertisements not specifically targeted at any or all Covered Employees, or a hiring that results from an inquiry made by a Covered Employee to Buyer or its Affiliates regarding potential employment after the termination of such Covered Employee’s employment.

(c) Modification of Covenant. The parties hereto recognize that the Applicable Laws and public policies of the various States of the United States of America may differ as to the validity and enforceability of covenants similar to those set forth in this Section

3.1.9. It is the intention of the parties that the provisions of this Section 3.1.9 be enforced to the fullest extent permissible under Applicable Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Applicable Laws or policies) of any provisions of this Section 3.1.9 shall not render unenforceable or impair the remainder of the provisions of this Section 3.1.9. Accordingly, if at the time of enforcement of any provision of this Section 3.1.9, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area reasonable under such circumstances shall be substituted for the stated period, scope or geographical area and that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and geographical area permitted by Applicable Law, it being understood that such maximum period, scope or geographic area shall not exceed the maximum period, scope or geographic area provided for herein.

(d) Remedies. Each of Buyer and Seller expressly acknowledge that the restrictive covenants set forth in this Section 3.1.9, including, without limitation, the geographic scope and duration of such covenants, are necessary in order to protect and maintain the proprietary interests and other legitimate business interests of Buyer and Seller, and that any violation thereof may result in irreparable injuries to Buyer or Seller that may not be readily ascertainable or compensable in terms of money, and therefore Buyer or Seller, as applicable, shall, notwithstanding anything to the contrary in this Agreement, be entitled to seek from any court of competent jurisdiction temporary, preliminary and permanent injunctive relief as well as damages, which rights shall be cumulative and in addition to any other rights or remedies to which it may be entitled. Each of Buyer and Seller further agrees that if it is determined that it has willfully breached the terms of this Section 3.1.9, Buyer shall be entitled to recover from Seller all costs and reasonable attorneys’ fees incurred as a result of its attempts to redress such breach or to enforce its rights and protect its legitimate interests. In the event of a breach by Buyer or Seller of any covenant set forth in Section 3.1.9 the term of such covenants shall be extended by the period that such breach remains uncured.

(e) Excluded Business. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not restrict Seller’s or any of its Affiliate’s ability to own and operate, or sell, the Excluded Business.

(f) Termination. Section 3.1.9 shall terminate immediately upon a Change in Control of Seller.

(g) Excluded Business Non-Competition. On the date hereof, Seller has entered into a non-competition agreement with Robert Beriault in a form satisfactory to Buyer. On the Closing Date, Seller shall assign, convey and transfer to Buyer all of its rights, and Buyer shall assume and agree to perform or discharge all of Seller’s obligations, under the non-competition agreement with Robert Beriault referred to in the immediately preceding sentence.

3.2. Covenants of Buyer.

3.2.1. Public Announcements. From the date hereof to the Closing Date, except as required by Applicable Law (in which case Buyer shall use its commercially reasonable efforts to consult with Seller before releasing any such information), Buyer shall not, and shall cause its Affiliates not to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior consent of Seller, which will not be unreasonably withheld or delayed. Buyer will cooperate with Seller and Target Company to develop all public communications and make appropriate members of management available at presentations related to the transactions contemplated hereby as reasonably requested by Seller.

3.2.2. Further Actions.

(a) Generally. From the date hereof to the Closing Date, Buyer will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to fulfill its obligations under this Agreement and to consummate and make effective as promptly as possible the transactions contemplated hereby.

(b) Filings, etc. From the date hereof to the Closing Date, Buyer will, as promptly as practicable, but in no event later than 30 days following the date of this Agreement, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by or on behalf of Buyer or its Affiliates pursuant to Applicable Law in connection with this Agreement or the consummation of the transactions contemplated hereby, including the Required Buyer Approvals set forth on Section 3.2.2(b) of the Buyer Disclosure Schedule and all other Governmental Approvals required for the transactions contemplated by this Agreement. Seller will have the right to review in advance, and to the extent practicable Buyer will consult with Seller, in each case subject to Applicable Laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the Required Buyer Approvals; provided, that Buyer’s 4(c) documents may be shared on an outside counsel basis only. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. From the date hereof to the Closing Date, Buyer, as promptly as practicable, will make, or cause to be made, all such other filings and submissions under any Applicable Law applicable to Buyer or its Affiliates or otherwise use its commercially reasonable efforts as may be required for Buyer and its Affiliates to consummate the transactions contemplated hereby (including, without limitation, the Stock Sale and the Reorganization). Buyer shall use its commercially reasonable efforts to promptly obtain any clearance required pursuant to the HSR Act or any other Governmental Approvals for the consummation of this transaction and shall keep Seller apprised in all material respects of the status of any communications with, and any inquiries or requests for additional information from any Governmental Authority and shall comply promptly with any such inquiry or request; provided, that Buyer shall not be required to consent to the divestiture or other disposition of any of its or its Affiliates’ assets or to consent to any other structural or conduct remedy and shall have no obligation to contest, administratively or in court, any ruling, order or other action of any Governmental Authority respecting the transactions contemplated by this Agreement.

(c) Other Actions. Buyer will, and will cause its Affiliates to, coordinate and cooperate with Seller in exchanging such information and supplying such reasonable assistance as may be reasonably requested by Seller in connection with the filings and other actions contemplated by Section 3.1.5 and Section 3.1.8. At any time or from time to time after the Closing, Buyer and/or the Target Company shall execute and deliver to Seller such other documents and instruments, provide such materials and information and take such other actions as Seller may reasonably request to fulfill each of Buyer’s obligations under this Agreement and consummate the transactions contemplated hereby (including, without limitation, the Stock Sale and the Reorganization).

(d) Notice of Certain Events. From the date hereof to the Closing Date, Buyer shall promptly notify Seller of:

(i) any fact, condition, event or occurrence known to Buyer that will or reasonably may be expected to result in the failure of any of the conditions contained in Sections 4.1 and 4.3 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.

3.2.3. Employee Benefit Matters.

(a) Except as provided in Section 3.2.3(b) with respect to Transferred Employees, prior to the Closing, Seller shall cause the employment of each employee, director, agent or independent contractor of the Target Company and its Subsidiaries (“Target Employees”) to be transferred to Seller or any of its wholly owned subsidiaries (other than the Target Company). On and after the Closing, Seller shall provide the services of the Target Employees to Buyer pursuant to the Transition Services Agreement, to the extent that such Target Employees remain employees of Seller. Seller shall use its commercially reasonable efforts to retain such Target Employees during the period in which the Transition Services Agreement is effective, with such efforts including entering into appropriate retention agreements with such Target Employees.

(b) Buyer may offer post-Closing employment with Buyer or any of its Affiliates (including, without limitation, Target Company) to any Target Employee that is employed within the Product Operations (including Portfolio Accounting Services), Advisor Services and Sales divisions of the Target Company or that is an executive officer of the Target Company on such terms and conditions as it deems appropriate in its sole discretion. Seller shall (and, prior to the Closing, shall cause Target Company to) use its commercially reasonable efforts to assist Buyer in employing as new employees of Buyer or any of its affiliates (including, without limitation, Target Company), all Target Employees to whom Buyer has offered employment pursuant to this Section 3.2.3(b). Any Employees who accept Buyer’s offer of employment and commence employment with Buyer shall be referred to, collectively, as “Transferred Employees.”

(c) Seller shall retain and assume from Target Company, and neither Buyer nor any of its Affiliates (including the Target Company) shall have any responsibility for, any and all liabilities that have arisen or may arise with respect to (i) any Target Group Benefit Plan, (ii) any Target Employee, former employee, director, agent or independent contractor of Seller, Target Company or any Affiliate thereof, or (iii) any Transferred Employee that relate to events or circumstances arising during the period that such employee was employed by Seller or any of its Affiliates.

(d) Nothing in this Section 3.2.3, express or implied, shall confer upon any Transferred Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 3.2.3, express or implied, shall be construed to prevent Buyer from terminating or modifying to any extent or in any respect any benefit plan that Buyer may establish or maintain.

3.2.4. Target Company Software. After Conversion, Buyer agrees that it will not and will not cause others to use, license or transfer the software set forth in Section 3.2.4 of the Buyer Disclosure Schedule.

3.2.5. Change of Name.

(a) Buyer acknowledges and agrees that (i) no title to, interest in or right to use the names Fiserv, Inc., Fiserv Trust Corporation, Fiserv Investment Support Services, First Trust Corporation, Peak Retirement Co., Retirement Accounts, Inc., Resources Trust Company, Lincoln Trust Company; the registered service marks Datalynx, LINCUP, Trustlynx, Sunrise Retirement Funds or Resources Trust (and design); the domains Disclosed in Section 3.2.5(a) of the Seller Disclosure Schedule; or any other name, logo, trademark, service mark, domain name or other source indicator owned by Seller or any of its Affiliates containing “Fiserv” or any derivative or variation thereof (the “Retained Names”) is being transferred to the Buyer or retained by the Target Company following the Closing pursuant to the transactions contemplated herein except as set forth in this Section 3.2.5; and (ii) that as between the parties, any and all Retained Names are exclusively owned by Seller. Subject to Applicable Law and as soon as reasonably practicable after the Closing Date, Buyer shall cause Fiserv Trust Company to change its name to a name which has no references to “Fiserv” or any derivative or variation thereof, and to make all filings necessary to effect such name change (including existing applications for authority or qualifications to do business as a foreign corporation in any applicable jurisdictions).

(b) Except with respect to the use of Retained Names that are registered service marks in the Customer contracts and agreements, from the time the Target Company’s name is changed pursuant to Section 3.2.5(a), Buyer shall not, and shall not permit any Affiliates, including the Target Company, to use the Retained Names or as part of any entity name, trade name, trademark, service mark, logo, domain name or otherwise. Notwithstanding the foregoing, for a period of up to 180 days after the Closing Date, Target Company shall have the non-transferable right to use and deplete any existing inventory of materials that are in the possession of Target Company as of the Closing Date that contain the Retained Names, including brochures, advertising materials and packaging materials, but no new supply of any materials incorporating the Retained Names shall be ordered or accepted, nor shall new materials with the Retained Names be created, after the Closing Date and such use shall cease after the earlier of 180 days after the Closing Date or when such remaining inventory of any such materials has been exhausted. Target Company shall affix to all such materials a notice, reasonably satisfactory to Seller, the terms of which are to be agreed upon by the parties prior to the Closing Date indicating that Target Company is neither the owner of nor affiliated with the owner of the Retained Names. Buyer shall not and shall not cause any other Person to register or apply for registration of any trademarks, service marks, logos, trade names, domain names or other source indicators that are confusingly similar to the Retained Names in any jurisdiction.

(c) Buyer agrees that Seller shall have no responsibility for claims by third parties arising out of, or relating to, the use by Buyer of the Retained Names after the Closing Date.

3.3. Section 338(h)(10) Election.

3.3.1. The Election. As soon as practicable after the determination of the Preliminary Purchase Price (including all adjustments thereto pursuant to Section 1.6), but in any event within 165 days after the Closing Date, Seller and Buyer will (and to the extent necessary to effect the Section 338(h)(10) Election, each of Buyer and Seller shall cause its common parent, if any, to) make an election under Section 338(h)(10) of the Code (and any corresponding election under state, local and foreign Tax law) with respect to Target Company (the “Section 338(h)(10) Election”).

3.3.2. Filing Procedures. Seller and Buyer (and the common parents of Buyer and Seller, if any) shall jointly prepare the Section 338 Forms (as defined below), including any amendment thereto, and shall timely make any required filings and take any and all other actions necessary to effect the Section 338(h)(10) Election. Without limiting the foregoing, Seller and Buyer shall cooperate fully, and in good faith, with each other in determining the “aggregated deemed selling price” (“ADSP”) (as defined in Treasury Regulations Section 1.338 4) and the “adjusted grossed up basis” (“AGUB”) (as defined in Treasury Regulations Section 1.338 5) for Target Company and allocating such amounts among the assets of Target Company, in each case such allocation shall be in accordance with Section 3.3.3. “Section 338 Forms” shall mean all Tax Returns, documents, statements, and other forms that are required to be submitted to the IRS or any state or local Governmental Authority by, or by a common parent of, the “selling consolidated return group” or a “selling affiliate” (within the meaning of Treasury Regulations Section 1.338(h)(10) 1(b)) or by, or by a common parent of, a “purchasing corporation” (as defined in Section 338(d)(1) of the Code) in connection with the Section 338(h)(10) Election, including, without limitation, the IRS Forms 8023 and 8883 (including, in each case, any schedules or attachments required to be attached thereto) and any other forms required to be filed by Treasury Regulations promulgated under Section 338(h)(10)(C) of the Code or instructions to the Tax Returns.

3.3.3. Allocation of Purchase Price.

(a) The Buyer and Seller agree to determine the amount of and allocate the total consideration transferred by Buyer to Seller pursuant to this Agreement (the “Consideration”) in accordance with the fair market value of the assets and liabilities transferred. Within thirty (30) days after the adjustments set forth in Sections 1.5.1(a) and 1.5.2(a) are finally determined under such Sections, Buyer shall provide Seller with one or more schedules setting forth the total amount of the Consideration and its allocation among the assets of the Target Company (the “Proposed Allocation”), If such Proposed Allocation contains a material or manifest error, Seller may notify Buyer in writing of its disagreement with the Proposed Allocation to the extent of such material or manifest error within fifteen (15) days of Buyer’s provision of the Proposed Allocation to Seller, and then Seller and Buyer shall negotiate in good faith and agree to a reasonable allocation of the Consideration. If such Proposed Allocation does not contain a material or manifest error of which Seller notifies Buyer as above, Seller and Buyer shall use it for all purposes as set forth in the first sentence of Section 3.3.3(b) below. To the extent there is any change in the Consideration, the Buyer and Seller agree to update the allocation determined under this Section 3.3.3 and file any necessary Section 338 Forms reflecting such change.

(b) Each party shall be bound by the allocations described in this Section 3.3.3 for all purposes, including determining any Tax, shall (and cause its common parent, if any, to) prepare and file all Tax Returns in a manner consistent with the Section 338(h)(10) Election and such allocations, and shall not take (or permit any Affiliate to take) any position inconsistent with the Section 338(h)(10) Election or such allocations in any Tax Return, any proceeding before a Governmental Authority, any proceeding before a court or otherwise. If Seller determines that Buyer’s Proposed Allocation contains a material or manifest error and so notifies Buyer as set forth in Section 3.3.3(a) above, and Seller and Buyer cannot agree to a reasonable allocation of the Consideration negotiating in good faith, then Buyer or Seller may determine to use an allocation without the agreement of the other party, and in such case neither Buyer nor Seller shall be required to have a consistent allocation with the other pursuant to the first sentence of this Section 3.3.3(b) or prepare Section 338 Forms jointly with the other party to the extent they relate to allocation pursuant to Section 3.3.2.

(c) In the event the allocation is disputed by any Governmental Authority, the party receiving the notice of such dispute shall promptly notify and consult with the other parties concerning the resolution of such dispute, and shall keep the other parties appraised of the status of such dispute and the resolution thereof.

3.4. Cooperation.

(a) Seller and Buyer will, and, following the Closing, Buyer will cause Target Company to, provide the other party with such cooperation and information as the other party may reasonably request in filing any Tax return, in determining a liability for any Tax or a right to a refund or credit of any Tax, in defending an audit or in conducting any other proceeding in respect of any Tax, in determining any allocation of ADSP or AGUB hereunder or in investigating or enforcing any right or defending any obligation hereunder. Such cooperation shall include, but not be limited to, providing access to the books and records of Target Company, making employees of Buyer and of Target Company available on a mutually convenient basis to provide explanations of any documents or information provided hereunder or as otherwise may be necessary or appropriate for any of the foregoing. Seller and Buyer shall, and, following the Closing, Buyer shall cause Target Company to, retain all Tax returns of Target Company, schedules and work papers and all other material records or documents relating thereto or to a member of Target Company’s inclusion in Seller Group Tax returns for all Pre-Closing Periods until sixty (60) days after the expiration of the applicable statute of limitations (including any extensions and waivers thereof).

(b) Buyer shall promptly notify Seller in writing, but in no event later than thirty (30) days, after receipt by Buyer, any of its Affiliates or Target Company of notice of any pending or threatened federal, state, local or foreign Tax audit, proposed adjustment or assessment which may affect the Tax Liability of Target Company for which Seller would be required to indemnify Buyer pursuant to Article VI; provided, that failure of Buyer to timely notify Seller shall affect Buyer’s rights hereunder only to the extent that such failure has a material prejudicial effect on the defenses or other rights available to Seller with respect to such matter. Seller shall have the right to represent Target Company in any Tax audit or administrative or court proceeding to the extent it relates to (i) a Tax period ending on or before the Closing Date, or (ii) a Tax period that includes the Closing Date if the only items at issue relate to the portion of the period prior to or including the Closing Date, to control such audit or proceedings, and to employ counsel of its choice at its expense; provided, however, that Seller shall permit Buyer to participate in such defense through counsel chosen by Buyer (provided, that the fees and expenses of such counsel shall be borne by Buyer) Notwithstanding the foregoing, Seller shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would adversely affect Buyer or Target Company for any period after the Closing Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed; provided, however, that such consent shall not be necessary to the extent that Seller agrees in writing to indemnify Buyer against the effects of any such settlement.

(c) Seller shall be entitled to participate at its expense with counsel of its choice in the defense of any claim for Taxes which may be the subject of indemnification by Seller pursuant to Section 6.2 which is not subject to Seller’s control pursuant to the prior paragraph. Neither Buyer, Target Company, nor any of their Affiliates may agree to settle or pay any Tax claim which may be the subject of indemnification by Seller under Section 6.2 without the prior written consent of Seller, which consent shall not unreasonably be withheld or delayed.

(d) Seller agrees that where an Affiliate or Affiliates of Seller, other than Target Company, act as a prototype sponsor of any Plan, such Affiliate shall continue to serve as prototype sponsor thereof, if so desired by Buyer, after the Closing Date until such date as is mutually agreed upon by Buyer and Seller. In addition, the parties hereto agree to cooperate with and assist each other in all reasonable respects in transitioning the prototype sponsorship of such Plans from Seller’s Affiliate or Affiliates, if so desired by Buyer, to Buyer (or its designated Affiliate), effective as of such date as is mutually agreed upon by Buyer and Seller.

3.5. Buyer Assignee. At or prior to the Closing, notwithstanding anything to the contrary herein, Buyer may in its sole discretion assign to any of its Affiliates its right to purchase the Shares pursuant to the terms of this Agreement; provided, that no such assignment shall relieve Buyer of its obligations under this Agreement.

3.6. Customer Communications. Immediately after the date of this Agreement, Seller and Buyer shall jointly prepare, and Seller shall deliver, or cause Target Company to deliver, to each current Customer, a communication regarding the acquisition of Target Company by Buyer in accordance with the terms of this Agreement and the consequences of such transaction to such Customer. Subject to the next sentence, Seller and Buyer shall mutually agree upon and cooperate in Buyer’s initial contact with each such Customer. Except as may otherwise be required by Applicable Law, prior to the Closing, neither Seller nor Buyer shall, or shall permit any agent or Affiliate to, send any other communication to any Customer regarding this Agreement or the transactions contemplated hereby without the mutual consent of Buyer and Seller, not to be unreasonably withheld or delayed.

3.7. Transition Services Agreement. At the Closing, each of Buyer and Seller shall execute and deliver a transition services agreement, substantially in the form of Exhibit D hereto (the “Transition Services Agreement”).

ARTICLE IV.

CONDITIONS PRECEDENT

4.1. Conditions to Obligations of Each Party. The obligations of Buyer and Seller to effect the purchase and sale of the Target Shares and to consummate the other transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

4.1.1. Required Approvals. All Required Seller Approvals and Required Buyer Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

4.1.2. No Injunction, etc. Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any Applicable Law, including any order, injunction, decree or judgment of any court or other Governmental Authority, and no action or proceeding brought by any Governmental Authority shall be pending on the Closing Date before any court or other Governmental Authority to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated hereby, and there shall not have been promulgated, entered, issued or determined by any court or other Governmental Authority to be applicable to this Agreement any Applicable Law making illegal the consummation of the transactions contemplated hereby and no action or proceeding that shall have been brought by any Governmental Authority with respect to the application of any such Applicable Law shall be pending.

4.1.3. Reorganization. Target Company shall have consummated the Reorganization in accordance with Section 3.1.5 in all material respects, including without limitation the assignment and transfer to Seller or one of its Affiliates (other than the Target Company) of all accounts owned, managed or administered by any customer or client of the Excluded Business.

4.2. Conditions to Obligations of Buyer. The obligation of Buyer to effect the purchase and sale of the Target Shares and to consummate the other transactions contemplated hereby shall be subject to the fulfillment (or waiver by Buyer in its sole discretion) at or prior to the Closing Date of the following additional conditions:

4.2.1. Representations and Warranties.

(a) The representations and warranties set forth in Sections 2.2.1(a), 2.2.1(b), 2.2.2(a) and 2.2.2(b) shall be true and correct in all respects as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date.

(b) Each of the representations and warranties of Seller set forth in this Agreement (other than the representations and warranties set forth in Sections 2.2.1(a), 2.2.1(b), 2.2.2(a) and 2.2.2(b)), which representations and warranties (other than the representations and warranties set forth in Section 2.2.5(ii)) shall be deemed for purposes of this Section 4.2.1(b) not to include any qualification or limitation with respect to materiality (whether by reference to “material,” “Material Adverse Effect” or otherwise), shall be true and correct as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date, except that such representations and warranties that are made as of a specific date shall only be made as of such date; provided, however, that notwithstanding anything herein to the contrary, this Section 4.2.1(b) shall be deemed to have been satisfied even if such representations and warranties are not true and correct unless the failure of such representations and warranties to be so true and correct, in the aggregate, has had a Material Adverse Effect on Target Company.

(c) Seller shall have delivered to Buyer a certificate, dated the Closing Date and signed by the President or a Vice President of Seller, to the effect set forth above in this Section 4.2.1.

4.2.2. Covenants. All of the covenants, agreements, undertakings and obligations that Seller or Target Company is required to perform or to comply with at or prior to Closing pursuant to this Agreement shall have been duly performed and complied with in all material respects. Seller shall have delivered to Buyer a certificate, dated the Closing Date and signed by the President or a Vice President of Seller, to the effect set forth above in Section 4.2.2.

4.2.3. Resignations. Buyer shall have received the resignations, effective as of the Closing, of all directors of Target Company and of each officer of Target Company.

4.2.4. Proceedings. All corporate and other proceedings of Seller that are required in connection with the transactions contemplated by this Agreement, and all documents and instruments incident to such proceedings, shall be reasonably satisfactory to Buyer and its counsel, and Buyer and such counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

4.2.5. No Material Adverse Effect. Since December 31, 2006, no event shall have occurred or fact or circumstance shall have arisen that, individually or taken together with all other events, facts, and circumstances has had, or is reasonably expected to have, a Material Adverse Effect on the Target Company.

4.2.6. Transition Services Agreement. Seller shall have executed and delivered to Buyer the Transition Services Agreement.

4.2.7. FIRPTA Compliance. Seller shall have delivered to Buyer a properly prepared and executed certificate of non-foreign status in the form set forth in Treasury Regulations Section 1.1445 2(b)(2)(iv)(B).

4.2.8. Minimum Regulatory Capital. Target Company shall have Minimum Regulatory Capital as of immediately prior to the Closing and Seller shall have delivered to Buyer a certificate, dated the Closing Date and signed by the President or a Vice President of Seller, to such effect.

4.3. Conditions to Obligations of Seller. The obligation of Seller to effect the purchase and sale of the Target Shares and to consummate the other transactions contemplated hereby shall be subject to the fulfillment (or waiver by Seller in its sole discretion), at or prior to the Closing Date, of the following additional conditions:

4.3.1. Representations and Warranties.

(a) The representations and warranties set forth in Sections 2.3.1(a) and 2.3.1(b) shall be true and correct in all respects as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date.

(b) Each of the representations and warranties of Buyer set forth in this Agreement (other than the representations and warranties set forth in Sections 2.3.1(a) and 2.3.1(b)), which representations and warranties shall be deemed for purposes of this Section 4.3.1 not to include any qualification or limitation with respect to materiality (whether by reference to “material,” “Material Adverse Effect” or otherwise), shall be true and correct as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date, except that such representations and warranties that are made as of a specific date shall only be made as of such date; provided, however, that notwithstanding anything herein to the contrary, this Section 4.3.1(b) shall be deemed to have been satisfied even if such representations and warranties are not true and correct unless the failure of such representations and warranties to be so true and correct, in the aggregate, has a material adverse affect on the ability of Buyer to consummate the transactions contemplated hereby (including, without limitation, the Stock Sale and the Reorganization).

(c) Buyer shall have delivered to Seller a certificate, dated the Closing Date and signed by the President or a Vice President of Buyer, to the effect set forth above in this Section 4.3.1.

4.3.2. Covenants. All of the covenants, agreements, undertakings and obligations that Buyer is required to perform or to comply with at or prior to Closing pursuant to this Agreement shall have been duly performed and complied with in all material respects. Buyer shall have delivered to Seller a certificate, dated the Closing Date and signed by the President or a Vice President of Buyer, to the effect set forth above in this Section 4.3.2.

4.3.3. Proceedings. All corporate and other proceedings of Buyer that are required in connection with the transactions contemplated by this Agreement, and all documents and instruments incident to such proceedings, shall be reasonably satisfactory to Seller and its counsel, and Seller and such counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

4.3.4. Transition Services Agreement. Buyer shall have executed and delivered to Seller the Transition Services Agreement.

ARTICLE V.

TERMINATION

5.1. Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by the written agreement of Buyer and Seller;

(b) by either Buyer or Seller, without liability to the terminating party on account of such termination if the Closing has not occurred (other than through the failure of the party seeking to terminate this Agreement to comply with its obligations hereunder) on or before the eight month anniversary of the date hereof;

(c) by Buyer, if Seller shall have breached any representation contained herein or any of the covenants or agreements contained herein, which breach or event would cause the conditions set forth in Section 4.1 or Section 4.2 not to be satisfied and which breach or event cannot be or has not been cured within thirty (30) days after the giving by Buyer of written notice to Seller of such breach; or

(d) by Seller, if Buyer shall have breached any representation contained herein or any of the covenants or agreements contained herein, which breach or event would cause the conditions set forth in Section 4.1 or Section 4.3 not to be satisfied and which breach or event cannot be or has not been cured within thirty (30) days after the giving by Seller of written notice to Buyer of such breach.

5.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 5.1, this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its respective Representatives or Affiliates, except for any liability resulting from any party’s willful and intentional breach of this Agreement and except that the provisions of this Section 5.2 and the provisions of Article VII shall survive any such termination. The foregoing sentence shall not be construed to limit any party’s obligations under Section 7.2.

ARTICLE VI.

SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND

AGREEMENTS; INDEMNIFICATION

6.1. Survival of Representations, Warranties, Covenants and Agreements. The representations and warranties made herein shall terminate as provided in this Section 6.1. Upon such termination, no party shall have any liability to the other party with respect to a claim of violation of a representation or warranty unless the party entitled to indemnification pursuant to this Article VI shall have complied with the provisions of Section 7.4 and shall have given appropriate notice to the party liable for indemnification pursuant to this Article VI (the “Indemnifying Party”) before the termination of the relevant representation as provided in this section. The representations and the covenants and other obligations contained in this Agreement shall survive the Closing as follows: (a) the representations and warranties in Sections 2.2 (except those in Sections 2.2.1(a), 2.2.1(b), 2.2.2(a), 2.2.2(b), 2.2.6, 2.2.11(d), 2.2.11(e), 2.2.14 and 2.2.15) and 2.3 (except those in Sections 2.3.1(a) and 2.3.1(b)) will survive until 11:59 p.m. ET on the 18 month anniversary of the Closing; (b) the representations and warranties in Section 2.2.6, 2.2.11(d), 2.2.11(e), 2.2.14 and 2.2.15 shall survive until sixty (60) days after the applicable statute of limitations (including any extensions and waivers thereof) has expired; and (c) the representations and warranties in Sections 2.2.1(a), 2.2.1(b), 2.2.2(a), 2.2.2(b), 2.3.1(a), 2.3.1(b), 2.4 and the covenants and other obligations in this Agreement shall survive indefinitely.

6.2. General Indemnity.

6.2.1. Seller Indemnity.

(a) Subject to the other provisions of this Article VI, Seller hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless Buyer, its Affiliates (including, without limitation, after the Closing, Target Company) and their respective Representatives (the “Buyer Indemnified Parties”) from, against and in respect of any and all damages, losses, charges, liabilities, claims (including, without limitation, third party claims), demands, actions, suits, proceedings, payments, judgments, settlements, assessments, diminutions in value, costs, expenses, Taxes, interests and penalties (including, without limitation, reasonable attorneys’ and other professional fees, reasonable out of pocket disbursements and the reasonable fees and costs incurred in enforcing rights under this Article VI) (collectively, “Losses”) imposed on, sustained, incurred or suffered by, or asserted against, any of the Buyer Indemnified Parties, to the extent arising or resulting from or incurred in connection with or otherwise with respect to each of the following:

(i) any inaccuracy in or breach of any representation or warranty of Seller contained in or made pursuant to this Agreement or in any certificate delivered pursuant to this Agreement (reading such representations or warranties without regard to any materiality qualifier, including “Material Adverse Effect,” contained therein (other than the representations and warranties set forth in Section 2.2.5(ii)));

(ii) any failure or breach of Seller to duly perform or observe any term, provision or covenant or agreement to be performed or observed by it pursuant to this Agreement;

(iii) all of the judicial or administrative actions, suits, investigations, inquiries or proceedings Disclosed in Section 2.2.16 of the Seller Disclosure Schedule and all other judicial or administrative actions, suits, investigations, inquiries or proceedings commenced on or prior to the Closing Date against, with respect to or involving Target Company (collectively, the “Retained Litigation”);

(iv) any events, facts, circumstances or omissions (collectively, “Events”) arising out of the ownership of Target Company or the operation or conduct of the business of Target Company or otherwise involving Target Company on or prior to the Closing Date, including, without limitation, any judicial or administrative actions, suits, investigations, inquiries, proceedings or taxes arising or resulting from or incurred in connection with, or otherwise with respect to Events arising out of such matters and occurring on or prior to the Closing Date, regardless of when such claim is asserted or when such actions, suits, investigations, inquiries or proceedings are commenced;

(v) the Excluded Assets, the Excluded Liabilities (regardless of whether or not Seller Disclosure Schedule discloses any such Excluded Liability) and the Reorganization;

(vi) any Tax imposed upon Seller, a Seller Group (except Target Company) or any Affiliate of Seller (except Target Company) for any period;

(vii) any Tax for a Pre-Closing Period for which Target Company may be liable (x) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (y) as a transferee or successor or (z) by contract;

(viii) any Tax imposed on Target Company for a Pre-Closing Period (including the portion of any Tax imposed on Target Company for a Straddle Period that is allocable to the portion of such period ending at the close of the Closing Date (the “Pre-Closing Portion”) or as a result of the Section 338(h)(10) Election);

(ix) any Tax imposed as a result of the Reorganization; and

(x) any Tax or penalty imposed as a result of a Tax Return not being timely filed or furnished and accurate, if such Tax Return (a) was required to be filed, furnished or prepared by a Seller Group or Target Company and was required to be filed or furnished prior to the Closing Date or (b) is a Tax Return that Seller is responsible for filing or furnishing under this Agreement.

In determining the Taxes for a Straddle Period allocable to the Pre-Closing Portion, except as provided in the next sentence, the allocation shall be made on the basis of an interim closing of the books as of the end of the Closing Date. In the case of (i) franchise Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, (ii) ad valorem Taxes and (iii) any Tax other than employment Taxes and Taxes based on or related to income, the portion of such Taxes for a Straddle Period allocable to the Pre-Closing Portion shall be the amount of such Taxes for the Straddle Period (computed in accordance with past practice), multiplied by a fraction, the numerator of which is the number of such days in such taxable period ending on and including the Closing Date and the denominator of which is the aggregate number of days in such taxable period; provided, however, that if any property, asset or other right of Target Company is sold or otherwise transferred prior to the Closing, then ad valorem Taxes pertaining to such property, asset or other right shall be attributed entirely to the Pre-Closing Portion.

(b) Except with respect to the matters contained in Sections 2.2.1(a), 2.2.1(b), 2.2.1(c), 2.2.2(b), 2.2.6 and 2.2.11, Seller shall not be liable to the Buyer Indemnified Parties for any Losses with respect to the matters contained in Section 6.2.1(a)(i) unless the aggregate amount of all such Losses exceeds $3,000,000 and then only for Losses in excess of that amount. Except with respect to the matters contained in Sections 2.2.1(a), 2.2.1(b), 2.2.2(a), 2.2.2(b), 2.2.6 and 2.2.11, Seller shall not be liable to the Buyer Indemnified Parties for any Losses with respect to the matters contained in Section 6.2.1(a)(i) that exceed an aggregate amount equal to $50,000,000.

(c) Seller shall not be liable to the Buyer Indemnified Parties for any individual Loss of less than $25,000; provided, that (i) all repetitive Losses relating to a similar type of failure, action, inaction or violation of Applicable Law arising out of a substantially similar set of circumstances shall be treated as one Loss for purposes of the $25,000 de minimis limitation set forth in this Section 6.2.1(c) and (ii) it is understood that nothing in Section 6.2.1(b) or this Section 6.2.1(c) shall be deemed to establish in any way a materiality threshold for purposes of this Agreement.

6.2.2. Buyer Indemnity.

(a) Subject to the other provisions of Article VI, Buyer hereby agrees that it shall indemnify, defend and hold harmless Seller and its Affiliates and their respective Representatives (the “Seller Indemnified Parties” and, together with the Buyer Indemnified Parties, the “Indemnified Parties”) from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Seller Indemnified Parties, to the extent arising or resulting from or incurred in connection with or otherwise with respect to each of the following:

(i) any inaccuracy in or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement or in any certificate delivered pursuant to this Agreement (reading such representations or warranties without regard to any materiality qualifier, including “Material Adverse Effect,” contained therein);

(ii) any Events arising out of the ownership of Target Company or the operation or conduct of the business of Target Company or otherwise involving Target Company after the Closing Date, including, without limitation, any judicial or administrative actions, suits, investigations, inquiries, proceedings or taxes arising or resulting from or incurred in connection with, or otherwise with respect to Events arising out of such matters and occurring after the Closing Date, regardless of when such claim is asserted or when such actions, suits, investigations, inquiries or proceedings are commenced; provided, that the indemnity provided by Buyer pursuant to this Section 6.2.2(a)(ii) shall not apply to any Losses arising or resulting from or incurred in connection with or otherwise with respect to Section 1.9 or the Transition Services Agreement.

(iii) any failure or breach of Buyer to duly perform or observe any term, provision or covenant or agreement to be performed or observed by it pursuant to this Agreement; or

(iv) any Tax imposed on Target Company for a taxable year or period beginning after the Closing Date (including the portion of any Tax imposed for a Straddle Period after deducting amounts associated with the Pre-Closing Portion).

(b) Except with respect to the matters contained in Sections 2.3.1(a) and 2.3.1(b), and those Losses described in Section 6.2.2(a)(iv), Buyer shall not be liable to the Seller Indemnified Parties for any Losses with respect to the matters contained in Section 6.2.2(a)(i) unless the aggregate amount of all such Losses exceeds $3,000,000 and then only for Losses in excess of that amount. Except with respect to the matters contained in Sections 2.3.1(a) and 2.3.1(b), Buyer shall not be liable to the Seller Indemnified Parties for any Losses with respect to the matters contained in Section 6.2.2(a)(i) that exceed an aggregate amount equal to $50,000,000.

(c) Buyer shall not be liable to the Seller Indemnified Parties for any individual Loss of less than $25,000; provided, that (i) all repetitive Losses relating to a similar type of failure, action, inaction or violation of Applicable Law arising out of a substantially similar set of circumstances shall be treated as one Loss for purposes of the $25,000 de minimis limitation set forth in this Section 6.2.2(c) and (ii) it is understood that nothing in Section 6.2.2(b) or this Section 6.2.2(c) shall be deemed to establish in any way a materiality threshold for purposes of this Agreement.

6.2.3. Exclusive Remedy. The rights and remedies of Seller and Buyer under this Article VI are exclusive and in lieu of any and all other rights and remedies which Seller and Buyer may have under, or with respect to, this Agreement or otherwise against each other with respect to the transactions contemplated by this Agreement for monetary relief with respect to any breach of any representation or warranty or any failure to perform any covenant or agreement set forth in this Agreement (other than with respect to fraud or for specific performance of the terms of this Agreement or matters arising under the Transition Services Agreement, which shall be governed by the terms thereof).

6.2.4. Further Limitations. Except for actions required to be taken by Buyer or Target Company pursuant to this Agreement or otherwise contemplated by this Agreement, Seller shall not have any liability under any provision of this Agreement for any Losses to the extent the underlying liability was taken into account in computing any post-Closing adjustment to the Preliminary Purchase Price pursuant to Section 1.7 or 1.8.

6.3. Third Party Claims.

6.3.1. General.

(a) In the event that any written claim or demand for which an Indemnifying Party may have liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than thirty (30) days following such Indemnified Party’s receipt of a Third Party Claim, notify the Indemnifying Party in writing of such Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure to give a timely Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim. The Indemnifying Party shall have thirty (30) days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether it shall defend the Indemnified Party against such Third Party Claim.

(b) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it shall defend the Indemnified Party against a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense, with counsel of its choosing (provided, that such counsel shall be reasonably acceptable to the Indemnified Party), at its expense. Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. The Indemnified Party shall participate in any such defense at its expense. Notwithstanding the foregoing, if counsel for the Indemnified Party reasonably determines that there is a conflict between the positions of the Indemnifying Party and the Indemnified Party in conducting the defense of such action or that there are legal defenses available to such Indemnified Party different from or in addition to those available to the Indemnifying Party, then counsel for the Indemnified Party shall be entitled, if the Indemnified Party so elects, to conduct the defense to the extent reasonably determined by such counsel to protect the interests of the Indemnified Party, at the expense of the Indemnifying Party. As soon as reasonably practicable, the Indemnifying Party shall provide the Indemnified Party with an opportunity to review and comment upon (i) any written agreement to settle or compromise any Third Party Claim that the Indemnifying Party intends to submit to or enter into with an adverse party with respect to any Third Party Claim, or (ii) any offer to settle or compromise any Third Party Claim that the Indemnifying Party intends to submit to or receives from any adverse party with respect to any Third Party Claim. The Indemnifying Party shall consider in good faith (A) any comments provided in a timely fashion by the Indemnified Party and (B) incorporating such comments into any such agreement or offer to settle or compromise any Third Party Claim; provided, however, that the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, not to be unreasonably withheld or delayed, settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (1) the imposition of a consent order, injunction or decree that would restrict in any significant respect the future activity or conduct of the Indemnified Party or any of its Affiliates, (2) a finding or admission by the Indemnified Party or any of its Affiliates of a violation of Applicable Law or a violation by the Indemnified Party or any of its Affiliates of the rights of any Person or (3) any monetary liability of the Indemnified Party that will not be paid or reimbursed in full by the Indemnifying Party within the time period for payment set by the proposed settlement.

(c) If the Indemnifying Party (A) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise or (B) after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend diligently such Third Party Claim within 10 days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense at the expense of the Indemnifying Party; it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. The Indemnified Party shall not settle a Third Party Claim without the consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed).

(d) The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by providing access to each other’s relevant business records and other documents, and employees.

(e) The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney client or work product privileges.

(f) This Section 6.3.1 shall not apply with respect to indemnification with respect to Retained Litigation, which matters will be governed by Section 6.3.2.

6.3.2. Retained Litigation.

(a) Following the Closing, Seller shall, at its own expense, (i) actively and diligently defend the Buyer Indemnified Parties (including, without limitation, Target Company) with respect to each Retained Litigation (regardless of whether such matter is set forth on Section 2.2.16 of the Seller Disclosure Schedule) by appropriate proceedings and (ii) have the sole power to direct and control such defense, with counsel of its choosing. Buyer Indemnified Parties shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of their own choosing and may participate in any such defense at their own expense. Notwithstanding the foregoing, if counsel for the Buyer Indemnified Parties reasonably determines that there is a conflict between the positions of Seller and the Buyer Indemnified Parties in conducting the defense of any such action or that there are legal defenses available to such Buyer Indemnified Parties different from or in addition to those available to Seller, then counsel for the Buyer Indemnified Parties shall be entitled, if the Buyer Indemnified

Parties so elect, to conduct the defense to the extent reasonably determined by such counsel to protect the interests of the Buyer Indemnified Parties, at the expense of Seller. As soon as reasonably practicable, Seller shall provide the Buyer with an opportunity to review and comment upon (A) any written agreement to settle or compromise any Retained Litigation that Seller intends to submit to or enter into with an adverse party with respect to any Retained Litigation or (B) any offer to settle or compromise any Retained Litigation that Seller intends to submit to or receives from any adverse party with respect to any Retained Litigation. Seller shall consider in good faith (1) any comments provided in a timely fashion by the Buyer and (2) incorporating such comments into any such agreement or offer to settle or compromise any Retained Litigation; provided, however, that the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, not to be unreasonably withheld or delayed, settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (x) the imposition of a consent order, injunction or decree that would restrict in any significant respect the future activity or conduct of the Indemnified Party or any of its Affiliates, (y) a finding or admission by the Indemnified Party or any of its Affiliates of a violation of Applicable Law or a violation by the Indemnified Party or any of its Affiliates of the rights of any Person or (z) any monetary liability of the Indemnified Party that will not be paid or reimbursed in full by the Indemnifying Party within the time period for payment set by the proposed settlement.

(b) If Seller fails to take reasonable steps necessary to defend diligently any of the Retained Litigation within 10 days after receiving written notice from the Buyer to the effect that Seller has so failed, specifically detailing such failure, the Indemnified Party shall have the right but not the obligation to assume the defense of such Retained Litigation at the expense of Seller; it being understood that the Buyer Indemnified Parties’ right to indemnification for such Retained Litigation shall not be adversely affected by assuming the defense of such Retained Litigation. The Buyer Indemnified Parties shall not settle any Retained Litigation without the consent of Seller (which shall not be unreasonably withheld or delayed).

(c) The Buyer Indemnified Parties and Seller shall cooperate in order to ensure the proper and adequate defense of the Retained Litigation, including by providing access to each other’s relevant business records and other documents, and employees.

(d) The Buyer Indemnified Parties and Seller shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Retained Litigation to be made so as to preserve any applicable attorney client or work product privileges.

(e) To the extent Target Company is entitled to reimbursement under an insurance policy covering the Retained Litigation of the attorney’s fees and expenses of Seller in respect of the Retained Litigation, Buyer shall assign and transfer such amounts to Seller upon receipt thereof (unless the Buyer Indemnified Party is conducting and controlling the settlements and defense of the Retained Litigation in accordance with clause (b) above).

6.4. Consequential Damages. Notwithstanding anything to the contrary contained in this Agreement, no Person shall be liable under this Article VI for any consequential, punitive, special, incidental or indirect damages, including lost profits, except to the extent awarded by a court of competent jurisdiction in connection with a Third Party Claim, except to the extent the Loss arises out of an intentional or willful breach by the non-claiming party and the Loss was reasonably foreseeable.

6.5. Payments. The Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Loss for which it is liable hereunder no later than three days following receipt by the Indemnifying Party from the Indemnifed Party of evidence reasonably satisfactory to the Indemnifying Party of such Loss; provided, however, that in the event that the Indemnifying Party disputes in good faith that such Loss is an indemnifiable Loss under this Article VI, then the amount of such Loss (including interest accrued from the date that is three days following the date on which evidence of such Loss is received by the Indemnifying Party at a rate per annum equal to the Prime Rate as published in the Wall Street Journal, Eastern Edition in effect on such date) shall be paid no later than three days following any final determination of such Loss and the Indemnifying Party’s liability therefor. A “final determination” shall exist when (i) the Indemnifying Party and Indemnified Party have reached an agreement in writing, (ii) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment, or (iii) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

6.6. Adjustments to Losses.

6.6.1. Insurance. In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person in each case relating to the Third Party Claim or other claim, net of any actual costs, expenses or premiums incurred in connection with securing or obtaining such proceeds, shall be deducted except to the extent that the adjustment itself would excuse, exclude or limit the coverage of all or part of such Loss; provided, that nothing in this Agreement shall be deemed to require an Indemnified Party to pursue and collect any recovery available under any third party insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person. In the event that an Indemnified Party has any rights against an insurer or other third party with respect to any occurrence, claim or loss that results in a payment by an Indemnifying Party under this Article VI, such Indemnifying Party shall be subrogated to such rights to the extent of such payment; provided, that such subrogation is not prohibited by contract or Applicable Law. Without limiting the generality or effect of any provision hereof, each Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise cooperate in the prosecution of such claims.

6.6.2. Reimbursement. If an Indemnified Party recovers an amount from a third party in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article VI, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof, less (ii) the full amount of such Loss, but in no event more than the aggregate amount previously paid by the Indemnifying Party to the Indemnified Party.

6.7. Mitigation. Each Indemnified Party has a common law duty to mitigate any indemnifiable Loss.

6.8. Knowledge. No right of indemnification hereunder shall be limited in any respect by any investigation by any Person, whether pre claim or post claim, or the knowledge of any Person of any breach hereunder or the decision by any Person to complete the Closing. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages or liabilities or other remedy based on such representations, warranties, covenants, and obligations.

6.9. Effect on the Preliminary Purchase Price.

6.9.1. Adjustment to Preliminary Purchase Price. Any payment made under Article VI shall constitute an adjustment to the Preliminary Purchase Price for all purposes, including federal, state and local Tax as well as financial accounting purposes, except as otherwise required by GAAP for financial accounting purposes only.

6.9.2. Tax Adjustments. Any adjustment to the Preliminary Purchase Price shall be taken into account in recomputing the applicable ADSP and AGUB (and any comparable amounts required under Applicable Law) and allocations under Section 3.3.3. The parties shall cooperate with each other in determining such calculations and any changes to the allocations. If the parties cannot agree on such amounts or allocations within thirty (30) days, Seller’s determination (which shall be reasonable) shall govern. Such determination shall be conclusive and binding on the parties. The parties shall duly and timely file any required Section 338 Forms in connection with any Preliminary Purchase Price adjustment and shall promptly furnish a copy thereof to the other parties. In the event the allocation of any adjustment is disputed by the IRS or any other Governmental Authority, the party receiving the notice of such dispute shall promptly notify and consult with the other parties concerning the resolution of such dispute, and shall keep the other parties apprised of the status of such dispute and the resolution thereof.

ARTICLE VII.

DEFINITIONS, MISCELLANEOUS

7.1. Definition of Certain Terms. The terms defined in this Section 7.1, whenever used in this Agreement (including in the Disclosure Schedules), shall have the respective meanings indicated below for all purposes of this Agreement. All references herein to a Section or Article are to a Section or Article of or to this Agreement, unless otherwise indicated.

Accounting Firm: as defined in Section 1.5.4.

Acquired IAS Accounts: means those accounts that (a) are part of the Target Company’s investment administration services business, (b) contain date of birth information as provided by the Customer, (c) are not associated with a registered investment advisor, (d) do not hold non-standard assets, (e) are not involved in or related to any Retained Litigation as of the Closing, (f) do not have any Market Timing issues, (g) are not margin accounts and (h) do not have zero or negative balances.

Acquisition Proposal: means any inquiry, proposal or offer from any Person relating to (i) any merger, consolidation, recapitalization, tender offer, liquidation or business combination directly involving Target Company, (ii) any direct acquisition of, direct share exchange or direct exchange offer with respect to or other similar direct transaction involving, the capital stock of Target Company, or (iii) any direct acquisition, lease, license, purchase or other disposition of a substantial portion of the business or assets of Target Company; provided, that the foregoing shall not be applicable with respect to any Excluded Assets or Excluded Liabilities or retained business or any inquiry, proposal or offer from any Person relating to the Seller or any assets or business of the Seller that is not the Target Company or the Target Businesses.

Actual Value: as defined in Section 1.6.3.

ADSP: as defined in Section 3.3.2.

Affiliate: of a Person means a Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary; provided, that with respect to Buyer, “Affiliate” shall not include The Toronto-Dominion Bank or any of its subsidiaries (which subsidiaries, for the avoidance of doubt, shall not include TD AMERITRADE Holding Corporation and its subsidiaries).

AGUB: as defined in Section 3.3.2.

Agreement: as defined in the introductory paragraph hereof.

Applicable Law: the common law and all applicable provisions of all (i) statutes, laws, rules, administrative codes, regulations or ordinances of any Governmental Authority, (ii) Governmental Approvals and (iii) orders, decisions, injunctions, judgments, awards and decrees of any Governmental Authority.

AS Business: the business of providing back office services (including, without limitation, asset custody, online transaction processing and client reporting services) to fee compensated investment advisors and institutional investment advisory firms, in each case as conducted by Target Company as of the date hereof.

Asset Inflow: means, for any given period, the aggregate fair market value of all Assets Under Custody that initially become Assets Under Custody with the Target Businesses during such period. For the purposes of clarity, the parties acknowledge that such Assets Under Custody are to be valued according to their fair market value as of the date they initially become Assets Under Custody with the Target Businesses.

Asset Outflow: means, for any given period, the aggregate fair market value of all Assets Under Custody that cease to be Assets Under Custody with the Target Businesses during such period. For the purposes of clarity, the parties acknowledge that (a) such Assets Under Custody are to be valued according to their fair market value as of the date they cease to be Assets Under Custody with the Target Businesses, (b) Asset Outflow shall not include Assets Under Custody that transfer from being Assets Under Custody with the Target Businesses to being Assets Under Custody with Buyer or an Affiliate of Buyer, and (c) Asset Outflow shall include the aggregate fair market value of the Assets Under Custody of all Customers identified by Buyer prior to Closing as Customers who should be Excluded Customers and such Customers’ Assets Under Custody shall be deemed to cease to be Assets Under Custody with the Target Businesses immediately upon such Customer being identified by Buyer as an Excluded Customer.

Assets Under Custody: with respect to any party, the assets held on behalf of a customer or client (including, without limitation, a registered investment advisor, third party administrator, other advisor, plan sponsor or underlying retail customer) by such party pursuant to a relationship in which such party acts as custodian or trustee under applicable law for the assets.

Assignee: as defined in Section 3.1.5(a).

Baseline Price: as defined in Section 1.2.

Benefit Plan: as defined in Section 2.2.14(a).

BHC Act: as defined in Section 2.2.1(a).

Books and Records: means all books of account and other financial records, files, documents, data, instruments, controls, books and records relating to the Target Businesses, including, without limitation, any books and records required under the Exchange Act and other Applicable Law.

Business Day: a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Milwaukee, Wisconsin are authorized or required by law to close.

Buyer: as defined in the introductory paragraph of this Agreement.

Buyer Credit Agreement: that certain Credit Agreement, dated as of January 23, 2006, by and among TD AMERITRADE Holding Corporation (f/k/a AMERITRADE Holding Corporation) as Borrower, the Guarantors (as defined therein), the Lenders (as defined therein), the Issuing Banks (as defined therein), the Swing Line Bank (as defined therein), Citicorp North America, Inc., The Bank of New York, as co-administrative agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC, as co-syndication agents and JPMorgan Chase Bank, N.A., as documentation agent, as amended.

Buyer Disclosure Schedule: as defined in Section 2.1.

Buyer Indemnified Parties: as defined in Section 6.2.1(a).

Buyer Quarter: as defined in Section 1.9.4(a).

Change in Control: the occurrence of any one of the following events:

(i) any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Seller representing 50% or more of the combined voting power of Seller’s then-outstanding securities eligible to vote for the election of Seller’s directors (the “Voting Securities”); provided, however, that the event described in this paragraph (i) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by Seller or any Subsidiary thereof, (B) by any employee benefit plan (or related trust) sponsored or maintained by Seller or any Subsidiary thereof, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (ii)); or

(ii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving Seller or any of its Subsidiaries that requires the approval of Seller’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Voting Securities among the holders thereof immediately prior to the Business Combination and (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were incumbent directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iii) the stockholders of Seller approve a plan of complete liquidation or dissolution of Seller or a sale of all or substantially all of Seller’s assets.

Claim Notice: as defined in Section 6.3.1(a).

Closing: as defined in Section 1.3.

Closing Date: as defined in Section 1.3.

COBRA: as defined in Section 2.2.14(e).

Code: the United States Internal Revenue Code of 1986, as amended.

Commission: the Securities and Exchange Commission.

Competing Business: as defined in Section 3.1.9(a).

Competing Person: as defined in Section 3.1.9(a)(iv).

Consent: any consent, approval, authorization, waiver, permit, license, grant, exemption or order of, or registration, declaration or filing with, any Person, including but not limited to any Governmental Authority.

Consideration: as defined in Section 3.3.3(a).

Control: (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

Conversion: as defined in the Transition Services Agreement.

Corporate Records: the corporate seals, certificate of incorporation, bylaws, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Target Company.

Covered Employee: as defined in Section 3.1.9(b)(ii).

Customers: all customers or clients of the Target Businesses (including, without limitation, all registered investment advisors, third party administrators, other advisors, plan sponsors and all underlying customers and retail customers of such persons), other than Excluded Customers.

Customer Account Information: any agreements, contracts, correspondence, electronic mails, data, documents, forms, statements, confirmations, records and information relating to Customers.

Customer-Related Assets: as defined in Section 3.1.5(c).

Derivative Transactions: any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, events or conditions, or any indices or any other similar transaction or combination of any of these transactions, and any collateralized debt obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

Disclosed: information set forth by a party in the section of its Disclosure Schedule that corresponds to the relevant Section of this Agreement.

Disclosure Schedules: as defined in Section 2.1.

Earn-Out Customer: as defined in Section 1.9.2(c).

Earn-Out Payment: as defined in Section 1.9.1.

Earn-Out Payment Measurement Period: the one year period beginning at 12:01 a.m. New York time on the day immediately following the Closing Date.

Earn-Out Payment Revenue: as defined in Section 1.9.2(a).

Environmental Law: all federal, state, local and foreign statutes, ordinances, regulations, orders, directives, decrees and obligations arising under common law, concerning pollution or protection of the environment, Releases of or exposures to Hazardous Materials and worker health and safety.

ERISA: the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate: as to any Person, any other Person which, together with such Person, is or has been within the preceding six years treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

Estimated Adjustment Amount: (a) if Estimated Pre-Closing Net Asset Outflow is less than or equal to zero, an amount equal to zero, (b) if Estimated Pre-Closing Net Asset Outflow is (i) greater than zero and (ii) less than or equal to 10% of Estimated Signing AUC, an amount equal to zero, or (c) if Estimated Pre-Closing Net Asset Outflow is (i) greater than zero and (ii) greater than 10% of Estimated Signing AUC, an amount equal to (i) the Baseline Price multiplied by (ii) an amount equal to (A) the quotient of (x) Estimated Pre-Closing Net Asset Outflow divided by (y) Estimated Signing AUC, minus (B) 0.10.

Estimated Net Book Value: (w) total assets of the Target Businesses less (x) total liabilities of the Target Businesses, in each case, as set forth on the Initial Balance Sheet (with such changes as may be agreed upon by Buyer and Seller pursuant to Section 1.5.2(a), if any).

Estimated Pre-Closing Net Asset Outflow: as defined in Section 1.5.1(a).

Estimated Signing AUC: as defined in Section 1.5.1(a).

Events: as defined in Section 6.2.1(a)(iv).

Exchange Act: the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

Excluded Assets: as defined in Section 3.1.5(a).

Excluded Business: (i) the business of serving self directed IRA and defined contribution accounts (other than the Acquired IAS Accounts), including those accounts maintained pursuant to the Master Service Agreements with the counterparties listed in Section 2.2.8(a)(ii) of the Seller Disclosure Schedule relating to the Target Company Private Label product and the provision of self directed retirement products and services to such accounts and the facilitation of holding in such accounts of both traditional and alternative investments (such as real estate, notes, mortgages, publicly and privately held partnership interests, private stocks, bonds and limited liability investments), (ii) the balance forward business and (iii) the daily valuation business.

Excluded Customers: all (i) unregistered investment advisors, (ii) registered investment advisors that engage, or during the last six (6) months have engaged, in Market Timing (as defined solely for purposes of the transactions contemplated by this Agreement), (iii) registered investment advisors with substantial or excessive licensing, regulatory or complaint issues against them, (iv) registered investment advisors that either are located outside the United States or have underlying customers located outside the United States or (v) each Person Disclosed on Section 2.2.20 of the Seller Disclosure Schedule; provided, that the investment advisor’s contractual relationship must be terminated by the Target Company; and provided, further, that the term “Excluded Customers” shall not include any Person or Persons that, prior to the Closing, Buyer provides Seller with written notice that such Person or Persons should not be considered an Excluded Customer.

Excluded Liabilities: as defined in Section 3.1.5(a).

FDIC: the Federal Deposit Insurance Corporation.

Final Adjustment Amount: (a) if Final Pre-Closing Net Asset Outflow is less than or equal to zero, an amount equal to zero, (b) if Final Pre-Closing Net Asset Outflow is (i) greater than zero and (ii) less than or equal to 10% of Final Signing AUC, an amount equal to zero, or (c) if Final Pre-Closing Net Asset Outflow is (i) greater than zero and (ii) greater than 10% of Final Signing AUC, an amount equal to (i) the Baseline Price multiplied by (ii) an amount equal to (A) the quotient of (x) Final Pre-Closing Net Asset Outflow, divided by (y) Final Signing AUC minus (B) 0.10.

Final Balance Sheet: as defined in Section 1.5.2(b).

Final Closing Statement: as defined in Section 1.5.1(b).

Final Earn-Out Payment: as defined in Section 1.9.4(d).

Final Earn-Out Payment Statement: as defined in Section 1.9.4(b).

Final Net Book Value: (w) total assets of the Target Businesses less (x) total liabilities of the Target Businesses, in each case, as set forth on the Final Balance Sheet (with such changes as may have been agreed to by the parties or determined by the Accounting Firm pursuant to Section 1.5.4, if any).

Final Pre-Closing Net Asset Outflow: the Pre-Closing Net Asset Outflow of the Target Businesses for the period beginning on the date hereof and ending as of the close of business on the Closing Date, as set forth on the Final Closing Statement (with such changes as may have been agreed to by the parties or determined by the Accounting Firm pursuant to Section 1.5.4, if any).

Final Signing AUC: the Signing AUC of the Target Businesses as set forth on the Final Closing Statement (with such changes as may have been agreed to by the parties or determined by the Accounting Firm pursuant to Section 1.5.4, if any).

Fund: as defined in Section 2.2.11(e)(i).

GAAP: as defined in Section 2.2.3.

Governmental Approval: any Consent of, with or to any Governmental Authority.

Governmental Authority: any nation or government, any state or other political subdivision thereof, including, without limitation, (i) any governmental agency, department, commission or instrumentality of the United States or any other foreign government, or any State of the United States, or (ii) any stock exchange or self regulatory agency or authority.

Group Trust: as defined in Section 2.2.11(e)(i).

Hazardous Material: petroleum, petroleum hydrocarbons or petroleum products, petroleum by products, radioactive materials, asbestos or asbestos containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration that are defined as or included in the definition of “hazardous substances”, “hazardous materials”, “hazardous wastes”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “pollutants”, “regulated substances”, “solid wastes”, or “contaminants” or words of similar import, under any Environmental Law or for which liability can be imposed under Environmental Laws.

Historical Records: as defined in Section 3.1.7.

HSR Act: the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

Income Tax: any federal, state, local or foreign tax (a) based on, measured by or calculated with respect to net income or profits or (b) based on, measured by or calculated with respect to multiple bases (including without limitation corporate franchise taxes) if one or more of the bases on which such tax may be based is described in clause (a), in each case together with interest, additions to tax and penalties thereon, whether or not such item or amount is disputed.

Indebtedness: means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (c) all indebtedness created or arising under any conditional sale, sale leaseback or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (e) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, and (g) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person or in effect guaranteed directly or indirectly by such Person.

Indemnified Parties: as defined in Section 6.2.2(a).

Indemnifying Party: as defined in Section 6.1.

Initial Balance Sheet: as defined in Section 1.5.2(a).

Initial Closing Statement: as defined in Section 1.5.1(a).

Intellectual Property: United States and foreign trademarks, service marks, trade names, logos, trade dress, domain names, copyrights, inventions, processes, designs, formulae, trade secrets, know how, confidential information, computer software (including, without limitation, source code and object code), manuals, data and documentation, customer service toll-free telephone numbers, letters patent and patent applications and all similar intellectual property rights, including registrations and applications to register or renew the registration of any of the foregoing.

Interim Earn-Out Payment Statements: as defined in Section 1.9.4(a).

Investment Support Services: means any service or product offered by the Target Businesses during the calendar quarter ended March 31, 2007, including deposits or investment products or services, or any substantially similar or substitute service or product offered by Buyer or any of its Affiliates after the Closing; provided, that Investment Support Services shall not include any Self-Directed Brokerage services for 401k plans, Designated Brokerage Services or application service provider services to 401k third-party administrators and custodians.

IRPS Business: the business of providing (i) back office services (including, without limitation, asset custody, directed trustee services, online transaction processing and client reporting services) for daily valued, defined benefit and defined contribution retirement plans and (ii) trustee and administrative services to collective investment funds, in the case of each of clauses (i) and (ii), as conducted by Target Company as of the date hereof; provided, that the IRPS Business shall not include the balance forward business, the daily valuation business or the business of servicing of health savings accounts.

IRS: the United States Internal Revenue Service.

Knowledge of Buyer: the actual knowledge of Tom Bradley, President, Institutional Services; Wayne Ferbert, Vice President - Business Development; Howard Possick, Senior Deputy General Counsel; Tom Nally, Managing Director, Institutional Brokerage Services; Gail Weiss, Managing Director and President of International Clearing Trust Company; and Mike Chochon, Managing Director of Finance and Treasurer; in each case together with such knowledge that such Persons would reasonably be expected to discover after due investigation and the actual knowledge of Ellen Koplow, Executive Vice President and General Counsel.

Knowledge of Seller: the actual knowledge of Bob Beriault, President; Daniel Bartlett Sr., Vice President of Finance and Treasurer; Joanne Ratkai, Vice President and General Counsel; Helen Cousins, Executive Vice President and CIO; Rhonda Kavanaugh, Senior Vice President and CFO; Skip Schweiss, Executive Vice President – Client Services; and Joan Manning, Executive Vice President – Operations; in each case together with such knowledge that such Persons would reasonably be expected to discover after due investigation and the actual knowledge of James Cox, Executive Vice President, M&A and Charles Sprague, Executive Vice President, General Counsel and Chief Administrative Officer.

Lien: any mortgage, pledge, option, right of first refusal, transfer or voting restriction, hypothecation, security interest, encumbrance, title retention agreement, lien (statutory or otherwise), charge or other similar right or restriction.

Losses: as defined in Section 6.2.1(a).

Market Timing: solely for purposes of the transactions contemplated by this Agreement, the buying and selling of one or more mutual funds in an account controlled by an investment advisor for their customers over a relatively short period of time, usually for the purpose of exploiting inefficiencies in fund pricing, contrary to the policy or policies of the fund as described in the fund’s prospectus.

Material Adverse Effect: with respect to a Person (a) a material adverse change in, or a material adverse effect upon, the business, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole, excluding any effect or change resulting from (1) events, conditions or trends in economic, business or financial conditions generally (including interest rates and equity or debt market conditions) or to the trust services business generally, (2) changes in Applicable Laws, regulations, interpretations of Laws or regulations, GAAP or regulatory accounting requirements applicable to trust companies generally, (3) changes, effects, events or occurrences arising out of the announcement or performance of this Agreement and the transactions contemplated hereby, (4) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, and (5) actions, or effects of actions, taken by Seller, or Target Company, either expressly required by or expressly contemplated in this Agreement or with the prior written consent of Buyer; or (b) with respect to a Person, a material and adverse effect on the ability of such Person to perform its obligations under this Agreement and to consummate the transactions contemplated hereby (including, without limitation, the Stock Sale and the Reorganization).

Minimum Regulatory Capital: the amount of Regulatory Capital required to be held by Target Company as of the Closing (but after giving effect to the Reorganization) to achieve “well capitalized” status (as defined in 12 C.F.R. Section 337.6) and such other capital levels as the Colorado Division of Banking and the FDIC require for the Target Company.

Non-Conforming IAS Accounts: as defined in Section 1.12.

Notice Period: as defined in Section 6.3.1(a).

Organizational Documents: as to any Person, if a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws; if a partnership, its partnership agreement; and if some other entity, its constituent documents.

P&A Agreement: as defined in Section 3.1.5(a).

Parent Group: the federal Income Tax consolidated return group of which Seller and Target Company are members and Seller is the “common parent” (as defined in Treasury Regulations Section 1.1502 77(a)(1)(i)) and any similar group of which Seller is parent within which the income of Seller and Target Company is reported on a combined, consolidated or unitary basis for the purposes of any state or local Income Tax.

PBGC: Pension Benefit Guaranty Corporation.

Person: any natural person or any firm, partnership, limited liability partnership, association, corporation, limited liability company, trust, business trust, Governmental Authority or other entity.

Plan: as defined in Section 2.2.11(d)(i).

Post-Closing Net Asset Inflow: means (a) Asset Inflow during the period beginning on the day immediately following the Closing Date and ending as of the close of business on the first anniversary of the Closing Date, minus (b) Asset Outflow during the period beginning on the day immediately following the Closing Date and ending as of the close of business on the first anniversary of the Closing Date, in each case calculated on a basis consistent with the valuation methodologies used by Seller during the twelve months immediately preceding the date hereof for purposes of reporting the fair market value of assets under custody on its customers’ or clients’ account statements.

Pre-Closing Account Generator: as defined in Section 1.9.2(d).

Pre-Closing Net Asset Outflow: means (i) Asset Outflow during the period beginning on the date hereof and ending as of the close of business on the Closing Date minus (ii) Asset Inflow during the period beginning on the date hereof and ending as of the close of business on the Closing Date, in each case calculated on a basis consistent with the valuation methodologies used by Seller during the twelve months immediately preceding the date hereof for purposes of reporting the fair market value of assets under custody on its customers’ or clients’ account statements.

Pre-Closing Period: a Tax period that ends on or before the Closing Date or, in the case of a Tax period that begins on or before the Closing Date and ends after the Closing Date, the portion of the period through and including the Closing Date.

Pre-Closing Portion: as defined in Section 6.2.1(a)(viii).

Preliminary Purchase Price: as defined in Section 1.2.

Recapture Payment: as defined in Section 1.8.

Recapture Statement: as defined in Section 1.8.1.

Regulatory Capital: the capital held by the Target Company in order to meet the applicable statutory and regulatory capital requirements, including, without limitation, all requirements of the Colorado Division of Banking and of the FDIC.

Release: any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Material.

Reorganization: as defined in Section 3.1.5(a).

Representatives: the directors, officers, employees, agents, consultants, representatives, advisors and stockholders or Seller or Buyer, as applicable.

Required Buyer Approvals: the Governmental Approvals Disclosed in Section 3.2.2(b) of the Buyer Disclosure Schedule and the filing of any applications and notices (and approval of such applications and notices), as applicable, related thereto.

Required Seller Approvals: the Governmental Approvals Disclosed in Section 2.2.1(c) of the Seller Disclosure Schedule and the filing of any applications and notices (and approval of such applications and notices), as applicable, related thereto.

Retained Litigation: as defined in Section 6.2.1(a)(iii).

Retained Names: as defined in Section 3.2.5(a).

Rev. Rul. 81 100: as defined in Section 2.2.11(e)(i).

Revenue: as defined in Section 1.9.2(b).

Roth IRAs: as defined in Section 2.2.11(d)(i).

Section 338(h)(10) Election: as defined in Section 3.3.1.

Section 338 Forms: as defined in Section 3.3.2.

Securities Act: the Securities Act of 1933, as amended.

Seller: as defined in the introductory paragraph of this Agreement.

Seller Disclosure Schedule: as defined in Section 2.1.

Seller Indemnified Parties: as defined in Section 6.2.2(a).

Seller Group: the federal Income Tax consolidated return group of which Seller and Target Company are members and any similar group on which the income of Seller and Target Company is reported on a combined, consolidated or unitary basis for the purposes of any state or local Income Tax.

Seller Group Tax Return: any Tax Return of Seller Group that has included the Target Company (or any corporate predecessor thereof).

Seller Plans: as defined in Section 2.2.14(a).

SEP IRAs: as defined in Section 2.2.11(d)(i).

Shared Revenue Generator: as defined in Section 1.9.2(e).

Shared Target Company AUC: as defined in Section 1.9.2(f).

Signing AUC: the fair market value of the Assets Under Custody with the Target Businesses as of the close of business on the date hereof. For the purposes of clarity, the parties acknowledge that Signing AUC shall include the aggregate fair market value of all Excluded Customers’ Assets Under Custody.

SIMPLE IRAs: as defined in Section 2.2.11(d)(i).

SIMPLE IRA Plans: as defined in Section 2.2.11(d)(i).

Statement of AUC Objections: as defined in Section 1.5.4.

Statement of Balance Sheet Objections: as defined in Section 1.5.4.

Statement of Objections: as defined in Section 1.5.4.

Statement of Earn-Out/Recapture Objections: as defined in Section 1.10.

Stock Sale: as defined in Section 1.1.

Straddle Period: a taxable year or period beginning before and ending after the Closing Date.

Subsidiary: each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing more than 50% of the outstanding voting stock or other equity interests.

Target Businesses: the AS Business, the IRPS Business, and the Acquired IAS Accounts, collectively.

Target Company: as defined in the preamble to this Agreement.

Target Contracts: as defined in Section 2.2.8(a).

Target Employees: as defined in Section 3.2.3(a).

Target Employment and Withholding Taxes: any federal, state, local or foreign employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, or other similar Tax, duty or other governmental charge or assessment or deficiencies thereof or any Tax required to be withheld by or on behalf of Target Company in connection with amounts paid or owing to any employee, independent contractor, creditor or other party (including, but not limited to, all interest, additions to Tax and penalties thereon, and additions thereto, and whether or not such item or amount is disputed).

Target Facilities: any property presently or previously operated by a Target Company.

Target Filings: as defined in Section 2.2.11(c).

Target Financial Statements: (i) the audited financial statements of Target Company as at and for the years ended December 31, 2006, 2005 and 2004, including a balance sheet, a statement of operations, a statement of changes in stockholders’ equity and a statement of cash flows, (ii) the unaudited financial statements of Target Company as at and for the three month period ended March 31, 2007, including a balance sheet, a statement of operations and a statement of cash flows and (iii) the unaudited balance sheet of the Target Businesses (on a stand-alone basis) as at February 28, 2007.

Target Group Plans: as defined in Section 2.2.14(a).

Target Intellectual Property: as defined in Section 2.2.9(a).

Target Pension Plan: as defined in Section 2.2.14(f).

Target Permitted Encumbrances: as defined in Section 2.2.7.

Target Plans: as defined in Section 2.2.14(a).

Target Shares: as defined in the preamble to this Agreement.

Target Tax Return: any Tax Return (other than a Seller Group Tax Return) required to be filed by or on behalf of the Target Company.

Target Taxes: as defined in Section 2.2.6(a).

Tax or Taxes: means all federal, state, local and foreign income, profits, franchise, gross receipts, license, payroll, occupation, premium, windfall profits, environmental

(including taxes under Code §59A), customs duty, capital stock, severance, stamp, payroll, employment, social security (or similar), unemployment, disability, use, personal and real property, withholding, excise, production, sales, use, license, lease, service, service use, occupation, severance, energy, transfer, registration, alternative or add on minimum, value added, estimated, occupancy and other taxes, assessments, customs, duties, fees, levies or other governmental charges of any kind whatsoever, including any addition thereto, or interest or penalty thereon.

Tax Return: any return, report, declaration, form, claim for refund or credit or information statement relating to a Tax, including any Schedule or attachment thereto, and including any amendment thereof.

Traditional IRAs: as defined in Section 2.2.11(d)(i).

Transferred Employees: as defined in Section 3.2.3(b).

Transition Services Agreement: as defined in Section 3.7.

Treasury Regulations: the U.S. federal Income Tax regulations promulgated under the Code.

Work Papers Firm: as defined in Section 1.11.1.

Third Party Claim: as defined in Section 6.3.1.

7.2. Expenses; Transfer Taxes. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, fees and disbursements of counsel, financial advisors and accountants) shall be borne by the party which incurs such cost or expense; provided, that if this Agreement is terminated pursuant to Section 5.1(c) or 5.1(d), the non-terminating party shall pay the costs and expenses incurred by the other party in connection with this Agreement. Any sales, use, real estate transfer, stock transfer or similar transfer Tax payable in connection with the transactions contemplated by this Agreement shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer. Seller and Buyer shall cooperate in the preparation and filing of any Tax return relating to such Taxes. Buyer shall be responsible for the payment of any filing fee under the HSR Act and any similar foreign antitrust fee (if required).

7.3. Severability. If any provision of this Agreement is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever. The invalidity of any one or more phrases, sentences, clauses, Sections or subsections of this Agreement shall not affect the remaining portions of this Agreement.

7.4. Notices. All notices, requests, demands waivers, and other communications made in connection with this Agreement shall be in writing and shall be (a) mailed by first class,

registered or certified mail, return receipt requested, postage prepaid, (b) transmitted by hand delivery or reputable overnight delivery service or (c) sent by facsimile, addressed as follows:

if to Buyer, to:

TD AMERITRADE Online Holdings Corp.

6940 Columbia Gateway Drive, Suite 200

Columbia, MD 21046

Attention: Wayne Ferbert

Fax: 443.539.2209

with a copy to:

TD AMERITRADE Holdings Corporation

6940 Columbia Gateway Drive, Suite 200

Columbia, MD 21046

Attention: Ellen L.S. Koplow

Fax: 443.539.2206

with a copy to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Attention: Robert G. Robison

Fax: 212.309.6001

if to Seller, to:

Fiserv, Inc.

225 Fiserv Drive

Brookfield, WI 53045

Attention: James W. Cox

Fax: 262.879.5245

with a copy to:

Fiserv, Inc.

225 Fiserv Drive

Brookfield, WI 53045

Attention: Charles W. Sprague

Fax: 262.879.5532

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Mark J. Menting

Fax: 212.558.3588

or, in each case, at such other address as may be specified in writing to the other parties hereto.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day of such delivery, (x) if by first class, registered or certified mail, on the fifth Business Day after the mailing thereof, (y) if by reputable overnight delivery service, on the day delivered, (z) if by facsimile, on the day on which such facsimile was sent, provided, that a copy is also sent that day by a reputable overnight delivery service.

7.5. Miscellaneous.

7.5.1. Headings, Interpretation. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. As used herein, the singular includes the plural, the plural includes the singular, and words in one gender include the others. As used herein, the terms “herein”, “hereunder” and “hereof” refer to the whole of this Agreement, and “include”, “including” and similar terms are not words of limitation. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel. Time is of the essence of this Agreement.

7.5.2. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

7.5.3. Jurisdictional Matters.

(a) Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

(b) Jurisdiction. BUYER AND SELLER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK, IN EACH CASE IN THE BOROUGH OF MANHATTAN, SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, (A) THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS, (B) THAT THE VENUE

THEREOF MAY NOT BE APPROPRIATE OR (C) THAT THE INTERNAL LAWS OF THE STATE OF NEW YORK DO NOT GOVERN THE VALIDITY, INTERPRETATION OR EFFECT OF THIS AGREEMENT, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL DISPUTES WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A STATE OR FEDERAL COURT. BUYER AND SELLER HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF ANY SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 7.4, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

7.5.4. Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.5.4.

7.5.5. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or equity.

7.5.6. Litigation Expenses. In the event litigation between Buyer and Seller arises out of this Agreement, the losing party will pay all reasonable costs and expenses incurred by the prevailing party in connection with the litigation, including without limitation, reasonable attorneys’ fees and costs; provided, that this Section 7.5.6 shall not apply to any indemnity claims made by a party pursuant to Article VI or any claims made pursuant to Section 3.1.9(d).

7.5.7. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

7.5.8. Assignment. Except as provided in Section 3.5, this Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto.

7.5.9. Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

7.5.10. Confidentiality.

(a) Buyer and its Affiliates shall not disclose, directly or indirectly, or use for any purpose to the detriment of Seller any documents, work papers or other materials of a confidential or proprietary nature related to Seller (including, without limitation, any information obtained in connection with the entering into of this Agreement) and shall have all such information kept confidential; provided, that notwithstanding anything herein to the contrary, Buyer may use such information for any purpose expressly permitted by, or reasonably necessary to effectuate the transactions contemplated by, this Agreement, the Transition Services Agreement or the P&A Agreement; provided, however, that Buyer may disclose any such information (i) that is or becomes generally available to the public other than as a result of disclosure by Buyer or its Affiliates, (ii) that is or becomes available to Buyer on a non-confidential basis from a source that is not bound by a confidentiality obligation to Seller, any Affiliate of Seller or Target Company or (iii) with the prior written approval of Seller; provided, further, that to the extent that Buyer or its Affiliates may become legally compelled to disclose any such information by any Governmental Authority or if Buyer or its Affiliates receives an opinion of counsel that disclosure is required in order to avoid violating any laws, Buyer or its Affiliates may disclose such information but only after, if applicable or relevant, they have used all commercially reasonable efforts to afford Seller the opportunity to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information required to be disclosed; provided, further, that after the Closing, this Section 7.5.10 shall not prohibit or restrict or otherwise limit the use or disclosure by Buyer and its Affiliates of any documents, work papers or other materials or information related solely to the Target Businesses; provided, further, that Buyer may disclose such information to the extent necessary to comply with Applicable Law, in connection with any required Tax disclosures or to enforce this Agreement.

(b) Seller and its Affiliates shall not disclose, directly or indirectly, or use for any purpose to the detriment of Buyer any documents, work papers or other materials of a confidential or proprietary nature related to Buyer and its Affiliates (which shall for the purposes of this Section 7.5.10(b) include, as of the Closing, the Target Businesses of the Target Company) (including, without limitation, any information obtained in connection with the entering into of this Agreement) and shall have all such information kept confidential; provided, that notwithstanding anything herein to the contrary, Seller may use such information for any purpose expressly permitted by, or reasonably necessary to effectuate the transactions contemplated by, this Agreement, the Transition Services Agreement or the P&A Agreement; provided, however, that Seller may disclose any such information (A) that is or becomes generally available to the public other than as a result of disclosure by Seller or its Affiliates, (B) that is or becomes available to Seller on a non-confidential basis from a source that is not bound by a confidentiality obligation to Buyer or (C) with the prior written approval of Buyer; provided, further, that to the extent that Seller or their Affiliates may become legally compelled to disclose any such information by any Governmental Authority or if Sellers or their Affiliates receives an opinion of counsel that disclosure is required in order to avoid violating any laws,

Seller or their Affiliates may disclose such information but only after, if applicable or relevant, they have used all commercially reasonable efforts to afford Buyer the opportunity to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information required to be disclosed; provided, further, that Seller may disclose such information to the extent necessary to comply with Applicable Law, in connection with any required Tax disclosures or to enforce this Agreement.

(c) The terms of this Agreement, including the terms of this Section 7.5.10, shall supersede in all respects the terms of the Confidentiality Agreement, dated November 6, 2006 between Buyer and Seller.

7.5.11. Amendment; Waivers. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

7.5.12. Entire Agreement. This Agreement, including the Disclosure Schedules hereto and the other agreements and written understandings referred to herein or otherwise entered into by the parties hereto on the date hereof, constitute the entire agreement and understanding of the parties hereto and supersedes all other prior covenants, agreements, undertakings, obligations, promises, arrangements, communications and representations, whether oral or written, by any party hereto or by any director, manager, officer, employee, agent or representative of any party hereto. There are no covenants, agreements, undertakings or obligations with respect to the subject matter of this Agreement other than those expressly set forth or referred to herein.

7.5.13. Right to Offset. Buyer may offset any amounts payable to Buyer by Seller under this Agreement (including any accrued interest) against any amounts otherwise payable to Seller by Buyer pursuant to Sections 1.8 and 1.9. Interest calculated on any amounts outstanding and which are being offset pursuant to this Section 7.5.13 shall be calculated for the period beginning on the Business Day that the outstanding amount accrues in favor of Buyer until the Business Day on which any amounts payable to Seller, and against which offset under this Section 7.5.13 is being exercised, accrues in favor of Seller.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

FISERV, INC.

By:	/s/ Jeffery W. Yabuki
Name:	Jeffery W. Yabuki
Title:	President and CEO

TD AMERITRADE ONLINE HOLDINGS CORP.

By:	/s/ Joseph H. Moglia
Name:	Joseph H. Moglia
Title:	CEO

.

Exhibits

A	—	Formula for Calculating Net Interest Income

B	—	Form of Purchase and Assumption Agreement

C	—	Intentionally Omitted

D	—	Form of Transition Services Agreement

Signature Page to Stock Purchase Agreement